DISCLOSURE STATEMENT (AMENDED) EXHIBIT "3"

                        Business Plan Prepared by
                          Current Management

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                                     BUSINESS PLAN


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                                     Bonneville
                                         Pacific
                                            Corporation













                                              50 West Broadway, Suite 300
                                                Salt Lake City, UT  84101

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                            TABLE OF CONTENTS

DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . . .   i

OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ii

BUSINESS PLAN

     Introduction. . . . . . . . . . . . . . . . . . . . . . . .   1
     Mission . . . . . . . . . . . . . . . . . . .  . . . . . ..   2
     Synergy . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Key Success Factors . . . . . . . . . . . . . . . . . . . .   8
     Future Value of the Company . . . . . . . . . . . . . . . .  11
     Management and Organization of BPC. . . . . . . . . . . . .  11

OIL & GAS

     Company Description	. . . . . . . . . . . . . . . . . . . .  13
     Mission	. . . . . . . . . . . . . . . . . . . . . . . . . .  13
     Industry Analysis. . . . . . . . . . . . . . . . . . . . .  14
     Strategy . . . . . . . . . . . . . . . . . . . . . . . . .  15
     The Competition. . . . . . . . . . . . . . . . . . . . . .  18
     Operations . . . . . . . . . . . . . . . . . . . . . . . .  19
     Management and Organization. . . . . . . . . . . . . . . .  24
     Risk Factors . . . . . . . . . . . . . . . . . . . . . . .  25

POWER GENERATION

     Electric Power Generation. . . . . . . . . . . . . . . . .  30
     Power Generation Goals . . . . . . . . . . . . . . . . . .  31
     Industry History & Analysis. . . . . . . . . . . . . . . .  31
     The Target Market. . . . . . . . . . . . . . . . . . . . .  32
     Strategy . . . . . . . . . . . . . . . . . . . . . . . . .  33
     Development. . . . . . . . . . . . . . . . . . . . . . . .  34
     The Competition. . . . . . . . . . . . . . . . . . . . . .  35
     Power Generation Assets. . . . . . . . . . . . . . . . . .  37
     Risk Factors . . . . . . . . . . . . . . . . . . . . . . .  45

APPENDIX

     Table 2 "Historical View - Sources of Cash". . . . . . . .   i
     Table 2a "Projected - Sources of Cash" . . . . . . . . . .  ii
     Tables 2(b-d) Source Numbers for Tables 1(a-d) . . . . . . . iii
     Power Project Assumptions. . . . . . . . . . . . . . . . . .  iv
     Corporate Entities . . . . . . . . . . . . . . . . . . . . .   v
     Definitions. . . . . . . . . . . . . . . . . . . . . . . . .  vi
     Resumes. . . . . . . . . . . . . . . . . . . . . . . . . . .   x

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     This Business Plan prepared by current management, the
Disclosure Statement and the Plan, including the information incorporated by reference therein, contain various forward-looking statements and information that are based on current management's beliefs and assumptions, as well as information now available to current management. Without limiting the generality of the foregoing, the words "believe," "anticipate," "intend", "estimate," "project", "expect" and similar expressions, as sometimes used in the Business Plan, Disclosure Statement or the Plan, are intended to identify forward-looking statements. All forward-looking statements and information in this Business Plan, the Disclosure Statement and the Plan are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are intended to be covered by the safe harbors created thereby. Claimants, equity holders and other readers are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Business Plan and the Disclosure Statement.
Although current management believes that the assumptions underlying the forward-looking statements contained in this Business Plan, Disclosure Statement or the Plan are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation by the Debtor, the Estate, the Trustee, the Trustee's Professionals, the Reorganized Debtor, current management or any other person that the objectives and plans of the Reorganized Debtor will be achieved.

     THIS BUSINESS PLAN IS PREPARED BY THE CURRENT MANAGEMENT OF THE DEBTOR OR ITS OPERATING SUBSIDIARIES. THE BUSINESS PLAN REFLECTS THE TYPE OF FUTURE BUSINESS FOR THE REORGANIZED DEBTOR THAT WOULD BE OPERATED IF CONDITIONS REMAIN UNCHANGED AND IF CURRENT MANAGEMENT WERE TO DIRECT THE FUTURE BUSINESS OPERATION OF THE REORGANIZED DEBTOR. HOWEVER, THE REORGANIZED DEBTOR'S FUTURE BUSINESS OPERATION IS TO BE DIRECTED BY AN INDEPENDENT BOARD OF DIRECTORS. ACCORDINGLY, SUCH INDEPENDENT BOARD, IN THE EXERCISE OF ITS BUSINESS JUDGMENT, MAY CHOOSE NOT TO FOLLOW THE RECOMMENDATIONS OF CURRENT MANAGEMENT AND THEREFORE THE FUTURE BUSINESS OPERATIONS OF THE REORGANIZED DEBTOR MAY DIFFER SIGNIFICANTLY FROM THE FUTURE BUSINESS OPERATIONS DISCUSSED IN THIS BUSINESS PLAN.

                                                                   Page I

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                             OVERVIEW

Bonneville Pacific Corporation, "Bonneville or BPC", is in the energy business. The energy industry is changing and Bonneville believes that economic opportunities come from change. Existing knowledge, stable future cash flows and the ability to quickly respond to change give Bonneville an advantage as the Company pursues growth.

The Company's vision is to establish itself as a valued industry partner by providing solutions to energy needs through development of oil and gas reserves and electrical generating facilities.
Bonneville intends to succeed in the changing energy market by providing supply and management of energy needs and establishing the Company in the energy management business.

Bonneville is an independent energy producer focused on maximizing returns on invested capital by investing in and operating energy-related assets. The size of the Company allows it to focus on smaller projects and still realize attractive rates of return on invested capital.

Because of the diversity of both the Company's experience and opportunities, the Company believes that it is able to provide investors an avenue to own a portfolio of energy related assets that are expected to generate positive cash flow with the objective of reinvesting 100% of cash flow into energy related opportunities.

Bonneville is in the oil and gas business, and intends to continue to develop existing productive assets and focus on developing oil and gas production capabilities. Bonneville will utilize its existing geologic knowledge base to prospect for oil and gas in promising areas. Bonneville expects to increase oil and gas production by targeting, through the use of advanced technologies, older reservoir basins where reserves may have been overlooked. The Company expects to direct the bulk of its capital investment over the next two years into oil and gas production assets.

Bonneville is also in the power business. Its primary power asset produces stable cash flow from a long-term power sales contract. Bonneville believes the greatest opportunities in power development for the Company currently exist in Mexico. Changes in Mexican regulation now allow independent projects to be developed. Growth in power demand as the economy develops and the lack of internal resources creates an environment where Mexico welcomes this type of development. The need is particularly great in the emerging industrial sector. The Company's size is suited to developing small cogeneration facilities at industrial sites in Mexico.

The synergy that exists between Bonneville's operating assets and employee resources provide Bonneville with a unique competitive advantage. The changes coming to electric retail competition in the U.S. are expected to create new opportunities to maximize the value of existing assets using the Company's operating and marketing knowledge. Bonneville's participation in both the oil and gas and power generation businesses provides Bonneville with an attractive range of competing investment opportunities.

Each section of this Business Plan and the Disclosure Statement should be read carefully as they contain additional discussion about the Company's assets and the risks inherent in the energy business. Readers are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Business Plan and the Disclosure Statement.

                                                                   Page ii

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                              BUSINESS PLAN

1.   Introduction

Bonneville Pacific Corporation, hereinafter "Bonneville or BPC", and its wholly owned subsidiaries (Bonneville Fuels Corporation and Bonneville Pacific Services Company, Inc.), together hereinafter the "Company", are diversified energy companies engaged in the energy business. BPC is a Delaware corporation based in Salt Lake City, Utah. The Company is qualified to do business and has operations, through either BPC or its subsidiaries, in several western states and Mexico.

The Company has activities in the following areas:

     1) the exploration for and development of U.S. oil and gas reserves;
     2) the ownership and development of power generation facilities; and
     3)   providing energy related operations and management services.


            Drawing illustrating synergistic relationships here.


        Bonneville Pacific Corporation's Synergistic Relationships

The Company's participation in the industry is typically directed through subsidiaries of Bonneville Pacific Corporation. These subsidiaries and their relationships are outlined in this section of the Business Plan. The oil and gas production and the power generation businesses of the Company are described in greater detail in other sections of this document. An organization chart for the Company, with its active subsidiaries, is contained at the end of this section. A listing of the corporate entities and a glossary of terms is contained in the Appendix to this Business Plan.

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Oil and Gas Production

     Exploration, development and acquisition of U.S. oil and gas properties is conducted through Bonneville Fuels Corporation (BFC), a wholly owned subsidiary. BFC is an oil & gas exploration and production company with 25 billion cubic feet equivalent (Bcfe) of natural gas and oil reserves in the western United States. BFC is the operator for over 70% of its SEC PV10 value, and operates wells in the San Juan and Permian Basins in New Mexico, and the Piceance and Uintah Basins in Colorado and Utah and has interests in wells in the Permian Basin in Texas and the Mid-Continent Basin in Kansas.

Power Generation

     The ownership and development of power generation facilities occurs in the following companies:

     A. Bonneville Nevada Corporation (BNC), a wholly owned subsidiary, has a 50% ownership interest in the Nevada Cogeneration Associates #1 (NCA#1) facility, an 85 megawatt (MW) power generation facility located approximately 15 miles northeast of Las Vegas, Nevada.

     B. BPC owns a 100% interest in the Kyocera facility, a 3.2 MW power generation facility in San Diego, California.

     C. Bonneville Pacific Services Company, Inc. (BPS), a wholly owned subsidiary, owns a 51% interest in CONAV, a Mexican corporation which owns a 4 MW power generation project under construction in Navojoa, Sonora, Mexico.

Fuel and Energy Management Services and Power Project Operation and
Maintenance.

     A. Fuel and energy management services are provided primarily to non affiliated parties through Bonneville Fuels Management
Corporation (BFMgt), a wholly owned subsidiary of BFC.

     B. Power generation, operations and maintenance services are provided to affiliates and to non-affiliated parties through Bonneville Pacific Services Company, Inc. (BPS).

2.   Mission

The Company's mission is to own, develop and acquire, and to operate where appropriate, oil and gas reserves, to own, operate, maintain, develop and acquire generating capacity, and to manage energy requirements for commercial and industrial consumers.

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The Company believes that opportunities exist in these business areas both in the U.S. and worldwide. The Company recognizes that opportunities exist for BFC, through current inventories of viable locations and available leases, for drilling new wells and recompleting existing wellbores.

The demand for competitively priced power, in the U.S. and in Mexico, and the deregulation of the power industry now taking place in the U.S. and Mexico results in new opportunities for development and management of generation assets. The Company believes that opportunities to develop oil and gas reserves and electrical generation will allow the Company to invest cash flow from current operations, enable the Company to utilize prior net operating losses (NOL's), and earn an expected 15% to 25% rate of return on activities in which the Company invests.

BPC's objectives are to double the Company's oil and gas reserves and more than double net generating capacity and net income to the Company by the end of the year 2002. In order to meet these objectives, BPC must:

     - Invest cash flow from current operations into existing and newly discovered projects
     - Retain $3.0MM in initial working capital and approximately $3.75MM in additional settlement dollars which are scheduled to be received in 1998. Most of the settlements are scheduled to be received before the reorganization is likely to take place.
     -  Preserve and utilize the valuable NOL carry forward.

The Company projects that the benefits from this course of action over the next approximately four years will include:

     - Growing the Company's total cash flow from operations, exclusive of borrowings and settlements, from the 1998 rate of $8.30MM/yr to a rate of $18.84MM/yr (21.3% compounded annual growth rate)
     - Increasing Proved Producing oil and gas reserves from 25 Bcfe to 46 Bcfe (13% compounded annual growth rate)
     -  Increasing generating assets from 92.2 MWs gross (47.7 MWs
        Net) to 152.2 MWs gross (107.7 MWs Net ) (22.6% compounded annual growth rate)
     - Retaining additional cash flow through use of a portion of its NOL

The Company intends to accomplish the above stated goals by investing cash flow generated from assets along with prudent levels of borrowing into a portfolio of energy related investments with an emphasis on building value. The success of this strategy will be demonstrated by the growth of the Company's value as reflected by an increase in cash flow and earnings.

The assumptions utilized in the creation of the following chart and all of the other charts and tables contained in the Appendix to this Business Plan are based on projections and assumptions by the management of the Company and contain forward-looking statements. There can be no assurance that any future projects will be constructed, or that any contracts for additional projects will be signed. The oil and gas section and the development portion of the power generation section should be read in their entirety since they contain additional information on the assumptions used to generate the projections contained in the charts and tables.

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Tables 1 (a, b, c & d) on pages 5 and 6, show cash sources and uses which are currently projected to be generated by the reorganized company either through operations or borrowing, and available for investment. Supporting documentation containing historical and projected sources and uses of cash can be found in the Appendix to this document.

Table 1 (a) "Reorganized Oil & Gas Sources" shows the expected cash sources from existing producing wells on acreage held by BFC, including energy management margins, and cash flow from new development on existing acreage plus new activity. Projected cash uses which represent BFC's capital expenditures on development drilling, land acquisition, exploratory drilling, debt repayments and acquisition costs are shown in Table 1 (b) "Reorganized Oil & Gas Uses".

Table 1 (c) "Reorganized Power Cash Sources" shows the expected cash sources from the Company's interest in the following existing power projects: NCA#1, Kyocera, and CONAV, a 4 MW cogeneration facility in Mexico that is expected to come on-line before the reorganization is expected to take place. This category also includes fees to BPS for operation of the existing NCA#1 and NCA#2 and Kyocera projects. The "Future Power" category on Table 1 (c) shows the projected income and fees from three future projects. It is assumed that the projects will be financed using 50% Equity and 50% debt. The revenue from future power is net of debt, interest and other project related expenses. The debt is expected to be carried on a project-by-project basis and is not included on the following table. Future power also includes projected income to BPS for management and operation of additional Cogeneration facilities. Table 1 (d) "Reorganized Power Cash Uses" shows the projected uses of the revenues generated. These tables should be read in conjunction with Tables 2 (b) and 2(c) contained in the Appendix to this document.

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                                Table 1(a) here
                    Reorganized Oil and Gas Cash Sources ($)




                               Table 1(b) here
                   Reorganized Oil and Gas Cash Uses ($)

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                              Table 1(c) here
                      Reorganized Power Cash Sources ($)



                            Table 1(d) here
                      Reorganized Power Cash Uses ($)

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3.   Synergy

The Company's performance is expected to be enhanced by capitalizing on the synergy created by being actively involved in the ownership, development and operation of oil and gas reserves and power generation assets. Having managers and assets in distinctly different, but complimentary, businesses allows the Company to; 1) access information that makes the Company more effective in operating the core businesses; 2) enjoy a more stable cash flow than non-hedged competitors; 3) identify and act upon opportunities that less diversified competitors may not yet recognize; and 4) use Company assets to seize arbitrage opportunities. This synergy manifests itself in the following ways:

Participating in the oil and gas business provides the Company,
1) short and long-term producer price expectations; 2) fuel and transportation expertise from the wellhead to the burner tip; and
3) assessment of supply and transportation reliability. All of these skills are critical to the success of new power project development and minimizing operating costs for existing power operations.

The power generation business provides, 1) alternative marketing outlets for oil and gas production which can be converted into, and sold as, electricity; 2) potential markets for BFC's oil and gas production and commodity marketing services; 3) current information on power generation, customer demand and price expectations; and
4) potential swing demand or supply options during periods where sharp price movements in electricity and gas make it economical to reduce electrical generation and sell gas on the market or increase generation to capture extra value from the conversion of gas into electricity.

Owning the type of oil and gas resources that are consumed in the power generation business creates a natural hedge. Since fuel is the major component in the cost of producing electricity, a less expensive gas supply leads to a greater profit margin from the generation of electricity. During periods when natural gas prices are low, a portion of the income lost in natural gas production is replaced by increased profits in power generation. The NCA#1 facility has the opportunity to enjoy improved operating margins during periods of low natural gas prices. The gas supply contracts contain a provision for minimum and maximum purchases. The maximum purchase under the contract provides for the full supply requirements of the project. However, during periods when spot gas prices are lower than the gas prices under the long-term contracts, the contracts provide the flexibility of allowing the project to purchase a portion of their gas supply (approximately 17%) on the open market at spot gas prices. This benefits the facility by lowering the overall gas cost. This interdependence between gas and electricity provides BPC potential upside and a natural hedge against the reduced cash flow that is experienced by the oil and gas business during periods of low gas prices.

Oil and gas assets usually provide high levels of initial cash flow which decline due to the natural depletion of wells. Oil and gas assets generally exhibit a higher level of pricing volatility. In contrast, the power generation facilities owned by the Company are long-lived assets that generate a relatively steady and predictable cash flow over time. Grouping these assets together tends to stabilize cash flow and income, which provides the Company a distinct competitive advantage when compared to some other oil and gas producers.

The synergy between the Company businesses is further amplified through the ability of the managers of the Company to supply specific current market information, and therefore provide insight and assistance in managing the cash flow from the Company's key assets.
A prime example of this is achieved when the Company uses knowledge and information gained in operating and maintaining a wide variety of facilities to assist in the design of new projects. This operating experience is valuable in specifying and building a project that will be able to be operated and maintained efficiently, and also provides unique insight into the negotiation of contracts with purchasers of energy and vendors who supply the project. The resulting information is translated into value for both the Company and the customer.

During 1997, month-to-month contracts allowed both Nevada Power Company (NPC) and the NCA#1 project to benefit from spark spread opportunities. Spark spread refers to arbitrage opportunities between electricity and gas prices. Differentials between the spot market price of gas and electricity create an opportunity for additional profit for the Company. It is expected that this practice will continue as additional opportunities present themselves in the future.

Both the gas and electric industry are evolving from markets that were highly regulated into markets that are less regulated. These markets are expected to respond more quickly to change. The synergy of the Company's vertically integrated asset pool should allow the Company to take advantage of options that are not available, or as apparent, to less diversified competitors. These opportunities to buy or sell in response to changes in markets let the Company capture incremental profits using established assets and contractual rights.

4.   Key Success Factors

The Company believes that its complementary business assets and active management represent a unique business platform that is capable of significant growth utilizing cash flow from operating assets combined with moderate levels of borrowing. Key success factors to achieving these goals are:

     -  Employees
     -  Business Assets
     -  Unique Opportunities

The Company expects that the value of existing assets can be maximized through management's knowledge and active participation in all facets of the energy business. It is anticipated that shareholder value can be enhanced through the use of the Company's cash flow and capital structure to provide capital to invest in available and developing opportunities. The Company expects to continue identifying opportunities to add oil and gas reserves, generation assets, customers and new products.

     -  Employees.   The Company's employees are well trained
     and experienced in all facets of the oil and gas and the power generation industry. This experience, along with a concentrated focus on its primary assets, provides the Company with a competitive advantage in pursuing its main businesses. Members of the Company's management team have an average of 20 years of experience in all aspects of their respective industries. The Company has implemented oil and gas production enhancement plans, developed and implemented drilling programs, generated drilling prospects and completed workovers and well recompletions in basins where the Company is active. The Company has developed, built, fueled and operated a variety of power generation projects. The employees' detailed understanding of power generation facilities, labor, operating sensitivities, permitting and other operating issues enables the Company to operate current assets and oversee new projects from development and design through construction to operation. These abilities allow the Company to control its assets.

     The senior managers of the Company are:

          Clark M. Mower has been President of Bonneville Pacific Corporation (BPC) since January of 1992 and a member of the Board of Directors since March of 1992. He also serves as Chairman of the Board of Directors, or as the sole director, for the wholly owned subsidiaries of the Company, and serves on the Management Committee for NCA#1. He has been employed by the Company since 1988. Mr. Mower has 25 years of experience in energy-related businesses.

          Steven H. Stepanek has been President of Bonneville Fuels Corporation (BFC) and on the Board of Directors of BFC since January of 1994. From December of 1991 to December of 1993, Mr. Stepanek served as General Manager for BFC. Mr. Stepanek also serves on the Management Committee for NCA#1. He has been employed by the Company since 1989. Mr. Stepanek has 16 years of experience in the oil and gas business.

          Todd L. Witwer has been President of Bonneville Pacific Services Company, Inc. (BPS) since July 1993 and on the Board of Directors of BPS since December 1992. From December of 1991 to December of 1992, Mr. Witwer served as General Manager of Operations for Bonneville Pacific Corporation. From January 1993 to July of 1993,
          Mr. Witwer served as Vice President of BPS. He has been employed by the Company since 1988. Mr. Witwer has 21 years of experience in energy-related businesses.

     -  Business Assets.   Through aggressive but prudent use of
     the Company's existing platform of assets over the next several years, the Company expects to increase the asset base and earnings to gain recognition in publicly traded markets.

     The Company's principal business assets are:

          Oil & Gas.  The Company owns 100% of BFC, an oil
          and gas exploration and production company with 25.5 Bcfe of natural gas and oil reserves in the western United States. BFC's activities are focused in the Piceance Basin of western Colorado and eastern Utah, the San Juan Basin of northwestern New Mexico, the Permian Basin in southeastern New Mexico and west Texas, and the mid-continent Basin in Kansas. BFC owns interest in approximately 204,000 gross (135,000 net) acres in these basins. The properties, which typically contain multiple productive geologic formations and zones, are
          located in fields with   established production histories.

          As of December 31, 1997, BFC's proved reserves, as estimated by its independent petroleum engineers, Ryder
          Scott Company, had a pre-tax SEC PV 10 value of $19.6 million. As of December 31, 1997, BFC owned interests in 349 gross (172 net) wells and operated 183 of those wells. The operated wells represent approximately 70% of BFC's SEC PV 10 value.

          Power Generation. The Company has an interest in two operating cogeneration facilities which include:
          1) a 50% interest in the NCA#1 facility, an 85 MW power generation facility located approximately 15 miles northeast of Las Vegas, Nevada; and 2) a 100% interest in the 3.2 MW inside-the-fence Kyocera cogeneration facility in San Diego, California. BPC, through BPS, owns 51% in CONAV, a Mexican corporation, which owns a 4 MW power generation project under construction in Mexico which is expected to begin commercial operation in the second quarter of 1998. BPS profitably operates and manages facilities owned by BPC and outside parties. BPC owns or controls a number of opportunities to expand its power generation assets and is active in developing additional sites. Due to its ownership and experience in the United States and Mexico, the Company intends to concentrate its efforts on these two markets for the foreseeable future.

          Other Assets. The Company's other significant asset is an NOL, which may be partially carried forward to offset future income tax obligations. Use of the NOL is subject to complex tax rules and may be limited. Even though there may be limitations on the future use of NOL's, the opportunity to reduce future tax liabilities, and therefore retain operating income to reinvest in the Company's inventory of projects, is a valuable asset.

     - Unique Opportunities. Other potential opportunities for the Company include the following:

          Oil & Gas

          - Eight identified, economically viable, new well locations on existing acreage
          - Seven identified recompletion opportunities in existing wellbores
          - Up to six potentially viable wells waiting on pipeline connection
          - Five prospect locations on controlled acreage in central and southwestern Kansas

          Power Generation

          Through NCA #1, the Company may be able to participate in the :

          -  Sale of 10 MW of unused capacity at NCA#1
          - Expansion of up to 25 MW of additional power production utilizing existing infrastructure at NCA#1
          - Increased utilization of "spark spread" concepts to increase cash flow

          The Company may also participate in:

          -  Expansion of Kyocera from 3.2 MW up to 6.0 MW
          -  Development of additional projects in Mexico

5.   Future Value of the Company

The common stock of the Company is expected to continue to be publicly traded after emergence from bankruptcy. It is also expected that the value of the Company, as perceived by the investment community and reflected in the stock price, will be based on Company fundamentals such as revenue, cash flow, earnings, book value, reserve value, the status and trends of the energy industry, and other investor sentiments. Shareholder value can be maximized by use of the Company's asset base by investing in business opportunities suited to, and utilizing, the synergy inherent in the Company's businesses and management expertise.

As stated earlier in this document, the Company's objectives include the goal of doubling the oil and gas reserve base and the net power generating capacity by the end of the year 2002. It is expected that growth of this magnitude will be reflected in the stock price in a positive manner. The Company believes that the value of the existing assets is enhanced by keeping the business groups together and utilizing the synergy and cash flow generated by the Company's asset base to grow and thus increase value for shareholders.

6.   Management and Organization of BPC

An organizational chart is located on the following page.

             Bonneville Pacific Corporation and Subsidiaries
                       Organizational Chart here.

                                 OIL AND GAS

1.   Company Description.   Bonneville Fuels Corporation (BFC)
is a Colorado corporation with its principal offices located in Denver, Colorado. It is a wholly owned subsidiary of Bonneville Pacific Corporation. BFC concentrates its activities in areas in which it has accumulated detailed geologic knowledge and developed technical expertise. BFC has developed and continues to build on its interests in the Piceance and Uintah Basins in northwestern Colorado and eastern Utah, the San Juan Basin in southeast New Mexico and the Permian Basin in New Mexico and western Texas. In an effort to increase its oil reserves and production and reduce its reliance on natural gas in the Rockies and southwest, BFC has begun to acquire interests in and is engaged in several exploration projects in central and southwestern Kansas. During 1997, BFC's total production was 3.4 Bcfe, which consisted of 89% natural gas and 11% crude oil. At December 31, 1997, BFC's estimated proved reserves were 25 Bcfe with an implied reserve life of 7.3 years based on 1997 production. BFC's 1997 year-end reserve report SEC PV10 value is $19.6 million.

BFC, through its wholly owned subsidiary, markets the majority of its own oil and gas production from the wells that it operates.
In addition, BFC engages in natural gas trading activities, which involve purchasing gas from third parties and selling gas to other parties at prices and volumes that management anticipates will result in profits to BFC. Through these trading activities, BFC obtains knowledge and information that enables it to more effectively market its own production and assist BPC in the management of its core generation assets.

2.   Mission

Bonneville Fuels Corporation's mission is to generate growth in reserves, production, earnings and cash flow through exploration, development and selective acquisition of oil and gas properties.

BFC's objective is to double its reserve base within approximately a five-year time frame in support of BPC's overall corporate goals and to assist BPC in its efforts to grow and hedge its power generation assets. The management of BFC believes that it has adequate cash flow to develop its inventory of drilling locations, development projects, and to complete selective acquisitions while earning an overall rate of return of between 15-25% on its capital expenditures. In addition, BFC believes it can assist the Company by efficiently investing $5 million of cash generated by the NCA#1 power project into oil and gas projects over the next two years.

3.   Industry Analysis

     Commodity Price Outlook - Gas Markets. Natural gas supply and demand in the U.S. are tightly balanced. Demand is driven by both weather and industrial output and regional differences in price are exhibited most strongly as weather patterns change. The outlook for demand growth remains favorable; however, the current delivery system is running at or very near capacity in certain parts of the country, but remains adequate in most areas of the southwestern U.S.
     Recent pipeline expansion has impacted the market as new capacity from west to east has reduced price differentials. New capacity and supply from Canada will tend to reduce Gulf Coast prices in the future. These market shifts are expected to reduce the price that BFC receives for gas in the Permian Basin, increase the price in the Rocky and San Juan Basins and reduce the volatility of the basis differentials to Henry Hub.

     Low storage levels at the outset of the 1997 summer cooling season kept the market tight into the peak 1997 electrical generation, storage injection and heating seasons. The natural gas industry appears to be on a treadmill trying to offset production declines. Much of the recent drilling activity has been concentrated in areas characterized by high initial flow rates then rapid declines (i.e. Gulf of Mexico). Following the extreme volatility of the 1996/1997 heating season and the above average volatility of 1997/1998 winter heating season, producers and consumers now expect sharp event-driven price swings related to weather.

     Commodity Price Outlook - Oil Markets. While global oil demand remains strong, U.S. oil prices are driven by international pricing forces. The International Energy Agency
     (IEA) forecast worldwide demand growth of 2.6% in 1997. Iraq's resumption of exports combined with over production by OPEC members have contributed to price softness at the end of 1997 and early 1998. Recent announcements of production cutbacks by OPEC members and non-members have caused a slight firming in prices. Most industry analysts expect crude oil to remain in the $13.00/bbl to $19.00/bbl range. NYMEX WTI prices have moved within that range during early 1998.

     Distribution Channels.   The oil and gas industry supply and
     distribution channels are mature. Recent changes relate to supply and distribution of natural gas in the U.S. Interstate natural gas pipelines were deregulated by the federal government and were forced to unbundle and separately price any services offered while offering those services on a nondiscriminatory basis to any party. These rule changes allow gas producers to sell production directly to end-users. Gas producers can also sell production to marketers. The change in regulation spurred the formation of natural gas marketing companies. These marketing companies, acting as middlemen between end users and producers, are now experiencing a consolidation as margins in transactions decline and efficiencies of scale are required to remain competitive. Oil production is generally sold to a marketing entity that aggregates and transports oil production from the wells in an area.

     Financial and Risk Considerations. The oil and gas business is a commodity business where the sales price of oil and gas is governed by global and regional supply and demand constraints. (See additional risk factor discussion in Section 8.) Since producers have little control of sale prices, fluctuations in price cause cash flow and income to be highly volatile. This volatility rewards producers with low finding and operating costs relative to their competitors in the industry. Producers with high levels of debt are hurt during periods of low price because free cash flow can be significantly reduced. Producers use a combination of free cash flow, debt and equity to grow and expand reserves. During periods of low prices, producers are less able to spend the capital dollars necessary to replace and increase production. Since many wells experience a 10% to 30% decline per year, the production community is forced to reinvest in new wells or suffer reduced production volumes in the future.

     Exploratory drilling programs expose companies to higher levels of financial risk than development drilling programs.
     Companies must manage their interest in any one well or drilling program to insure that one dry hole or a string of dry holes does not degrade the financial health of the company. Companies address this risk by sizing their exploratory drilling programs so that poor success or success late in the program does not expose the company to financial difficulty. This "sizing" is determined by factors which include: the cost to acquire acreage, drilling costs, working interest percentages taken in any given well or program and the overall size of the expected reserves being sought.

     Technology. Declining costs and ready availability of new technology has allowed new techniques to be rapidly adopted by the industry. The use of 3D seismic to provide greater definition of reservoirs before drilling, improved fracturing technology and computer modeling techniques to minimize reservoir damage have all led to lower finding costs. Use of horizontal drilling technology has also proven to be a viable and economic alternative in some situations where it can increase production rates and reduce the number of wells required to drain a reservoir. Finally, effective and timely use of information technology has allowed technical staffs to manage a greater number of properties.

4.   Strategy

     Production Growth Strategy. BFC's business strategy over the next two years is to use cash flow from its existing assets plus $5 million of additional cash dividended by the NCA#1 power project along with prudent levels of borrowing to generate growth in reserves and production through exploration, development, and selective acquisition of oil and gas properties in those geographical areas in which BFC is active and possesses expertise. This strategy is implemented as follows:

          Efficient and economical management of existing assets.
          One of BFC's primary goals is to maximize the value of its existing assets. BFC has approximately 204,000 gross (135,000 net) acres of land in inventory, 10 to 20 locations to be drilled depending on gas prices, several wells waiting on pipeline connection, numerous recompletions under review, and various daily operational projects, all of which are under review and evaluation.
          As an example, BFC connected 9 wells in 1997 moving shut in reserves to cash flow producing assets. As another example, some of BFC's acreage in the Permian Basin is now prospective due to very successful results relating to new wells and recompletion efforts on adjacent acreage. Operating agreements have been signed and drilling started early in 1998. These opportunities occur regularly, and BFC makes every effort to capitalize on them as they occur.

          Conservative Debt Structure. BFC's target capital expenditure levels are dictated by cash flow generated from operations supplemented with prudent levels of debt secured by oil and gas properties. BFC attempts to balance its desire to grow quickly with a conservative view toward adding large amounts of debt relative to underlying reserve value. In making those calculations, BFC looks at projected cash flow using a "low price" case to insure that debt levels can be serviced if prices fall sharply. This approach protects BFC from having to sell assets at low points in the pricing cycle to satisfy lender requirements.

          Exploration and development - A balanced approach.
          BFC's reserve growth philosophy is that BFC must be effective in finding low cost reserves, and that BFC must be economically efficient in producing such reserves. BFC adds to its reserve base in several ways:

               -  Drilling - exploration and development
               -  Selective acquisition of oil and gas properties
               - Implementation of both new and old technology in the development of additional oil and gas reserves as appropriate.

          BFC's goal for reserve growth is to achieve a more balanced portfolio of oil and gas reserves. Currently
          BFC's reserves are approximately 85% gas and 15% oil based on projected revenues. BFC's goal is to increase oil reserves disproportionately to gas reserves in order to achieve a more balanced mix. BFC also believes in a balanced approach with respect to methods and resources used to build reserves. BFC's 1998 capital budget directs resources into the following areas:

               -  Exploitation and Development Activities
               -  New Exploration Activity
               -  Acquisitions

               Exploitation and Development Activities

               BFC's exploitation and development activities for the next year include 12-14 wells to be drilled, as well as several recompletions. Additionally, where BFC does not have specific exploitation plans, BFC will pursue partnerships with other companies that may have more active plans or different views. See
               Section 6 "Operations" for a further discussion of these activities.

               New Exploration Activity

               BFC's exploration activity is currently focused in southwest Kansas. BFC has selected this area based on several factors: 1) the area has a long history of oil and gas production, and has some of the oldest discoveries in the country; 2) there are hundreds of wells in the area which allow detailed geologic interpretation; 3) activity levels are higher enabling BFC to find partners, and 4) BFC's professionals have many years of experience with major and independent companies working this area.

               BFC has six seismic and geologic prospects and is actively pursuing leases and seismic data on additional prospects that it expects to have ready to drill within the next 12 months. In addition to these internally generated prospects, BFC is reviewing prospects generated by others to complement and expand BFC's activity.

               Acquisitions

               Acquisitions have also been an excellent method of finding additional reserves for BFC. BFC's past reflects success with this approach. BFC's acquisition strategy is to buy properties with additional potential. Specifically, BFC reviews packages from willing sellers and actively looks for potential acquisitions as BFC uses its expertise to complete regional evaluations and reviews these same areas in order to purchase existing production that may complement BFC's activity in the area. BFC most actively pursues oil potential in its acquisition effort.

               BFC completed two acquisitions in 1997, and booked a third acquisition that was substantially completed in 1996. The acquisitions had total Ryder Scott reserves at the end of 1997 of 916,000 mcf and 99,000 bbls at a total cost of $2.2MM. BFC believes that it has additional unrecognized potential in both gas and oil production within properties it acquired. More detail on the development of reserves included in the acquisitions is included in the Central and Southwestern Kansas discussion in Section 6.

     Fuel Management Strategy. BFC's subsidiary involved in energy management is Bonneville Fuels Management Corp. (BFMgt).
     BFMgt's first functional responsibility is to market company owned production and maximize wellhead pricing. BFMgt's goal is to generate profits on outside activities that exceed the cost of providing these services to BFC. The strategy utilized by BFMgt is to create opportunities to make profits by offering services to customers and structuring fees based on savings. In addition, by having multiple customers in areas in which BFC has production, and in which BFMgt has specific knowledge, this effort seeks to create opportunities for increasing production value or lowering costs or providing future markets for BPC's existing power generation facilities. BFC captures higher prices for its production and lower costs by eliminating the bid/offer spread that marketers must charge to enter into transactions. It also eliminates the bid/offer spread in financial transactions when prices are fixed for some period. The combination of these two spreads can be 2%-3% of energy cost. Elimination of these spreads creates margins for BFMgt.

     BFMgt also looks for contractual opportunities that may provide some added benefit. The focus is to find customers whose consumption profiles can be added together to allow for high load factor purchases which reduce costs and allow BFMgt to capture some of the value created by combining loads. BFMgt also investigates alternative pricing approaches for BFC's own production.

     BFMgt's strategy is to actively pursue markets where it has a competitive advantage. The competitive advantage generally means having gas supplies or electric supplies in an area. By controlling existing transportation on a customer's supply pipeline or electric transmission rights, BFMgt can establish an advantage . BFMgt attempts to maintain a financial barrier to protect itself from end-user payment default risk and gas supplier purchase obligations by acting as an agent.

     BFMgt's primary sales approach is to initiate direct contact and propose a low cost initial fee. Then, if BGMgt is able to ascertain possible savings strategies, it proposes contractual arrangements that will provide fees and incentives in the range of $10,000 to $50,000 per year, based on how successful the strategies are. The objective of BFMgt is to find opportunities to profitably invest in projects with a customer in order to tie the customer into long-term fee based arrangements. Management believes that the increasing changes brought about by the coming deregulation of electric power sales will provide additional cost saving and incentive fee opportunities.

5.   The Competition

     Competition In Oil and Gas Production. BFC encounters competition from numerous other oil and gas companies in all areas of its operations, including the acquisition of producing properties. BFC's competitors include major integrated oil and gas companies, numerous independent oil and gas companies, individuals and drilling and investment programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than BFC and which, in many instances, have been engaged in the energy business for a much longer time than BFC. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than BFC's financial or human resources permit. BFC's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     Competition in Energy Marketing. Competition for the industrial end use customer comes from four different types of entities; marketers, utilities, consultants, and other oil and gas companies. Marketers are middlemen in transactions between gas producers and end users. Marketers provide bids for physical gas volumes generally at very low marginal mark-ups. Utilities have different strategies depending on their internal philosophies concerning providing transportation services and/or their desire to provide gas supply.
     Consultants are the closest form of competition to the service that BFMgt provides to end users, in that they simply advise the customers on courses of action to take. Other oil and gas companies, as well as electricity sellers, also provide similar types of services.

     BFMgt distinguishes itself from the competition with its experience and its ability and desire to work on an incentive fee basis. Also, BFMgt's integration with the power side of the Company provides a knowledge base and credibility that many competing companies do not have. Customers perceive value in having an energy manager with a physical supply of gas, oil or electricity as their agent, even if those actual supplies are not delivered to meet the customers needs.

     The size of the market that BFMgt seeks to serve is limited. There are approximately 625 large energy users in the service areas of which BFMgt has knowledge and in which BFC has physical production. BFMgt has been successful in adding new customers and is targeting to add 20 new sites within the next 3 years, or 3% of the available market.

6. Operations. As of December 31, 1997, BFC owned interests in 349 wells of which BFC operates 183, or 53% of these wells. The operated wells contributed approximately 76% of BFC's production. BFC properties are located in three core areas; Piceance, San Juan, and Permian Basins as well as its exploratory focus area in central and southwest Kansas.

     Table 4 is a map identifying BFC's areas of operation. Table 5 contains an Oil and Gas Asset Schedule for all of BFC's assets as of 12/31/97.

                       BFC Operation Area Map here.

<PAGE



                                              Table 5 here
                                        Oil and Gas Asset Schedule

Production      # of Wells    Acreage Position  Production  Production
Product           Reserves       TOTAL BFC
Area                          Including         Mcfe (000)  Cash Flow
Prices            Mcfe (000)     CASH FLOW4
                              Royalties                     (000)
(000)
Rocky Mountain  205 gross     Developed:
Gas    Oil
Piceance and    131 net         104,100 gross   `94-1,223          `94-$614
`94 $1.23  $17.05  `94-15,683
Uintah Basins   135 operated    76,126 net BFC
Including high                                  `95-1,106          `95-$(68)
`95 $ .73  $18.10  `95-12,897
CO2 wells                     Undeveloped:
                                55,186 gross    `96-841(1)         `96-$193
`96 $1.16  $21.64  `96-17,567
                                32,647 net BFC
                                                `97-1,387          `97-$962
`97 $1.60  $20.21  `97-15,223
Permian Basin   103 gross    Developed:
In W Texas &                   17,629 gross     `94-1,210          `94-$1,582
`94 $1.59  $16.02  `94-4,888
SE New Mexico   18 net         7,640 net BFC
Including all                                   `95-971            `95-$1,164
`95 $1.29  $17.35  `95-5,144
Non-operated    8 operated   Undeveloped:
Properties                     21,800 gross     `96-1,455          `96-$2,767
`96 $1.98  $20.85  `96-6,270
                               14,980 net BFC
                                                `97-1,255          `97-$2,426
`97 $2.32  $19.25  `97-5,845
San Juan Basin  41 gross     Developed:
in New Mexico                 3,280 gross       `94-764            `94-$514
`94 $1.48  $15.38  `94-4,803
                23 net        2,640 net BFC
                                                `95-863            `95-$257(2)
`95 $1.03  $16.27  `95-3,009
                40 operated  Undeveloped:
                               1,920 gross      `96-798            `96-$592
`96 $1.52  $20.46  `96-4,030
                               1,280 net BFC
                                                `97-766            `97-$1,039
`97 $2.20  $18.30  `97-3,858

Total Company   349 gross    Developed:               Gas   Oil
                               125,009 gross    `94  2,955 40,183  `95-$1,353
`94 $1.42  $16.36  `94-25,373    `94-3,091
                172 net        86,406 net BFC
                                                `95  2,730 37,362  `94-$2,710
`95 $1.02  $17.43  `95-21,050    `95-3,016
                183 operated Undeveloped:
                               78,906 gross     `96  2,725 58,037  `96-$3,552(2)
`96 $1.64  $21.10  `96-27,867(3) `96-4,436
                               48,907 net BFC
                                                `97  3,135 62,335  `97-$4,427
`97 $1.98  $19.47  `97-24,926   `97-3,204

1.   Production shut in due to low prices
2.   Includes tax credit sale revenue
3.   Reserves with high end of year prices
4. Cash flow from operations prior to (1) net purchases of oil and gas properties and (2) net cash flows related to financing
                                                                  Page 21

<PAGE



     Piceance Basin. The Piceance Basin has been a core production area since BFC's inception. The need to provide the gas necessary for gas contracts for cogeneration projects, and other gas contracts drove BFC's acquisition and drilling plans for the Piceance Basin. The productive formations on BFC's current acreage are the Morrison, Dakota, Mancos, Castle Gate, Mesa Verde and Wasatch. All of these formations produce primarily gas; however, in some areas the Castle Gate sands have significant oil reserves.

     Recent efforts to significantly reduce gathering costs in this area have been successful. Reduced gathering costs have lead to higher cash flow and greater reserve values. In order to leverage the activities of other industry partners and their capital resources, BFC has actively farmed out acreage in the Piceance Basin to industry partners who have drilled 22 wells on BFC's acreage. BFC has either participated in these wells or has farmed out its interest in order to reduce financial exposure in any one well.

     BFC is well positioned to take advantage of any price movement that would restore spot prices to average 1993 levels of $1.86/MMBtu. BFC has identified 27 drilling locations for further analysis and possible future drilling. Nine wells that were waiting on pipeline were connected in 1997.

     BFC drilled the 100% owned Tiaga Mountain 16-34 well in 1997 that was completed as an oil producer at 90 bbls of oil per day. The well has stabilized at 80 bbls of oil per day after eight months of production. BFC plans to drill two offsets to this well in the next 12 months, as well as several minor workovers and recompletions. BFC is seeking partners to drill several Dakota tests in the area. These tests would farm out 75% of BFC's interests while retaining a 25% ownership position in the locations.

     San Juan Basin. Production in the San Juan Basin of northwest New Mexico and southwestern Colorado is primarily natural gas. It is most recently known for the huge coal gas reserves found in the basin and the Section 29 Tax Credits associated with the coal gas production. The primary productive formations on BFC's acreage are the Dakota, Gallup, Pictured Cliffs, and Fruitland
    (Coal and Sands).

     In 1995, BFC was able to monetize Section 29 Tax Credits by selling its interest in wells that qualified for the tax credits to a third party. The transaction is structured so that 99% of the cash flow from the wells and 60% of the tax credit value is delivered back to BFC, increasing BFC's prices by approximately 63?/MCF for production from those wells which are qualified. This transaction resulted in an estimated $160,000 increase in cash flow for 1997. The tax credits last through 2002 and BFC will benefit from this transaction throughout this period.

     During 1997, two recompletions, one re-entry, and one workover were completed in this area. One recompletion and one re-entry indicate that the Gallup formation is productive.
     BFC's plans for the next 12 months call for drilling two Gallup-Dakota development wells, several Gallup recompletions, and further review of the Fruitland Sand potential. Two recompletions in the Fruitland Sand have yielded additional production and reserves.

     Permian Basin. BFC's activities in the Permian Basin are both operated and non-operated in nature. Two fields, the South Humble City Field and Catclaw Draw Field, make-up over 50% of this area's value to BFC. The South Humble City Field and some surrounding wells are the only areas where BFC has substantial oil reserves. Reserves in the Catclaw Draw Field and the remaining areas are primarily gas.

     The South Humble City Field, located north of Hobbs, New Mexico, produces from the Upper Strawn formation at depths of 11,500 ft. BFC operates this field. In 1995 a 3-D seismic program was completed which defined the primary reservoir with remarkable accuracy. Two development wells have been drilled successfully in the main field based on the seismic data. These two wells had initial production of 400 barrels of oil per day gross and 100 barrels of oil per day net. BFC is currently determining if enhanced oil production utilizing pressure maintenance of this reservoir is technically and economically feasible. BFC is pursuing partner consensus to drill one additional prospective location outside the main body of the field in the next 12 months. During 1997, BFC increased its holding in this field by 50% through a purchase of a third party's working interest.

     The Catclaw Draw Field is located northwest of Carlsbad,
     New Mexico. This field produces from the Morrow formation at a depth of 10,500 ft. Hallwood Energy Company operates the field and has significantly increased the reserves with numerous recompletions in various sand lenses of the Morrow formation. Hallwood has proposed one additional recompletion in this field for 1998.

     BFC is actively pursuing with Chesapeake, as operator, several seismic leads on the Benchmark prospect, south of Lovington, New Mexico. BFC entered into an arrangement to trade a portion of the working interest in the prospect for rights to review Chesapeake's 3D seismic data. That data has been reviewed and BFC is pursuing several locations on the prospect. Two wells have been included in BFC's 1998 budget. Based on current land positions, BFC will have a 30% interest in these locations.

     BFC elected to drill two development wells adjoining the Lake Shore Federal #1 well. This well is currently producing 3,500 mcfd and 70 barrels of condensate per day from the Strawn formation. The first of the two wells has been drilled by Yates Petroleum through the Strawn to the Morrow formation at 11,000 feet. It is currently waiting on pipeline. BFC owns a 37.5% working interest in the Yates well. The second well was drilled by BFC in early 1998 and is being completed. BFC owns an 87.5% working interest in this well.

     Central and Southwestern Kansas. In 1997 BFC acquired a 25% interest in the Beauchamp field. This acquisition was made for the specific purpose of waterflooding the Keys sands in the field. Preparations are being made to unitize the field in late 1998 and start water injection in early 1999. Additional work in the field consisted of drilling one dry hole and recompleting one well for 400 mcfd. At least one additional gas recompletion will be attempted in the first half of 1998. BFC's exploratory effort is concentrated in central and southwestern Kansas. In 1997 BFC drilled 4 wells and participated in 4 others with partners. One well was successful and tested 2500 mcfd. This well has been connected to the gathering system.

7.   Management and Organization

     Management and Key Employees. Following are brief descriptions of the business experience of BFC's executive officers and key employees.

          Steven H. Stepanek has been President of BFC and on its Board since January of 1994. Mr. Stepanek joined BFC in September of 1989 as Vice President of Marketing and served as General Manager from December 1991 through December 1993.
     Mr. Stepanek has 16 years of experience in engineering, and industrial sales in the natural gas industry. Prior to joining BFC, Mr. Stepanek worked for Mountain Fuel Supply from 1981 to 1987 and Minnegasco from 1988 to 1989 where he served as
     Director of Industrial Sales and as an Industrial Sales Representative respectively. Mr. Stepanek's responsibilities have included designing and implementing comprehensive fuel supply plans for cogeneration plants, including the NCA #1 plant for which he currently serves on the Management Committee.
     Mr. Stepanek was also responsible for minimizing the fuel supply risk to BPC owned power plants including transportation, fuel supply, back-up fuel needs for a number of plants through the United States and helping to ensure that BPC remained hedged on an overall basis through acquisition of supply or through supply
     and transport contracts.   Mr. Stepanek earned a BS degree in
     Industrial Engineering from the University of Iowa, an MBA degree from the University of Utah and is a Registered Professional Engineer in the State of Utah.

          James O. Cable has been Vice President of Operations of BFC and on its Board since January of 1995. He joined BFC in November of 1990 as Engineering Manager. Mr. Cable has 20 years of professional experience in petroleum and pipeline engineering including 12 years of relevant professional experience before joining BFC. Mr. Cable is responsible for all technical and operations matters. Prior to joining BFC, Mr. Cable was a project engineer for Public Service Company of Colorado, where he designed and installed both gas gathering and gas transmission lines. At World Wide Energy, Mr. Cable was responsible for the engineering on Central States Gathering System with over 270 wells, compression and NGL plants. While at Quinoco, Mr. Cable held the positions of Reserves Manager and General Manager for Concise Oil & Gas Partnership. As General Manager, Mr. Cable managed 1,300 properties having an asset value of approximately $20 million. Mr. Cable served with Avalon Energy Corporation as U.S. Operations Manager. Mr. Cable earned a BS degree in Civil Engineering from the University of Colorado.

          Kurby K. Bender has been Controller of BFC since September of 1990. Mr. Bender's background includes over 25 years of experience, including 4 years in public accounting, and over 15 years in the oil and gas exploration, production and marketing business. Prior to joining BFC, Mr. Bender worked as Controller for a number of oil and gas companies including General Royalty Inc. and Martin Oil Company. Specific accomplishments include the design and implementation of accounting systems in both the oil and gas industry and in the municipal field, and controllership responsibilities for an operating company that operated over 300 wells in the United States. Mr. Bender holds a BA degree with a major in accounting from the University of Iowa and is a Certified Public Accountant licensed in the state of Colorado.

          Robert Kozarek has been Senior Geologist with BFC since January of 1996. Mr. Kozarek has worked for BFC as a Contract Geologist since May of 1992. Mr. Kozarek has 19 years of experience in all phases of petroleum geology. Mr. Kozarek's geographic areas of expertise are in the Mid-Continent Region of the United States, particularly southeastern Colorado, southwestern Kansas, and the Texas and Oklahoma panhandles, where he has drilled numerous successful wells. Mr. Kozarek also has considerable experience in BFC's other areas of activity, including southwestern and northwestern New Mexico, western Colorado and eastern Utah. Mr. Kozarek is currently generating new prospects and reviewing outside generated prospects in BFC's core areas of interest. Mr. Kozarek has worked for Phillips Petroleum, Total, Union Pacific Resources, Avalon Energy and as an Independent Petroleum Geologist.
     Mr. Kozarek holds a BS Degree from the University of Wisconsin and an MS degree from the University of Oregon, both in geology.

          Robert Schwering has been Operations Manager with BFC since June of 1996. Mr. Schwering joined BFC in August of 1994 as Senior Engineer. Mr. Schwering has 20 years of industry experience including 10 years at ARCO Oil and Gas. Mr.
     Schwering is responsible for BFC operated drilling and
     production activity.  Mr. Schwering also provides assistance
     with reservoir engineering analysis.   Mr. Schwering has a BS
     degree in Petroleum Engineering from the New Mexico Institute of Mining and Technology (Cum Laude) and has done extensive graduate work in Geological Engineering at the Colorado School of Mines. Mr. Schwering is a Registered Professional Engineer in the State of Colorado.

          Roger J. Swenson has been Vice President of Energy
     Marketing for BFC's energy management subsidiary (BFMgt) since January of 1996. Mr. Swenson joined BFMgt in January of 1991 as Manager of Marketing. Mr. Swenson has worked in the natural gas industry for 12 years. Prior to joining BFMgt, Mr. Swenson was a Senior Industrial Marketing Engineer for Mountain Fuel Supply Company and has worked for Murray City Power. Mr. Swenson's duties have included arranging transportation contracts and negotiating non-traditional service agreements for end-use customers. Mr. Swenson has also been involved in rate and regulatory matters associated with utility service. Mr. Swenson is responsible for marketing services provided to end-use customers that include gas acquisition and transportation management and electrical sales services. Mr. Swenson is responsible for the risk management program that BFC utilizes to hedge price fluctuation. Mr. Swenson has a BSc degree in Physics and a MSc degree in Industrial Engineering from the University of Utah.

8.   Risk Factors.

Forward-Looking Statements

Readers are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Business Plan and the Disclosure Statement. Although current management believes that the assumptions underlying the forward-looking statements contained in this Business Plan, the Disclosure Statement or the Plan are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation by the Debtor, the Estate, the Trustee, the Trustee's Professionals, the Reorganized Debtor, current management or any other person that the objectives and goals of the Reorganized Debtor as described in this Business Plan will be achieved.

Reserve Replacement Risk

In general, production from oil and natural gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics. Except to the extent that BFC conducts successful exploration and development activities or acquires properties containing proved reserves, or both, the proved reserves of BFC will decline as reserves are produced. BFC's future oil and natural gas production is highly dependent upon its ability to economically find, develop or acquire reserves in commercial quantities. The business of exploring for or developing reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, BFC's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. BFC participates in a number of its wells as non-operator. The failure of an operator of BFC's wells to adequately perform operations, or an operator's breach of the applicable agreements, could adversely impact BFC. In addition, there can be no assurance that BFC's future exploration and development activities will result in additional proved reserves or that BFC will be able to drill productive wells at acceptable costs. Furthermore, although BFC's revenues could increase if prevailing prices for oil and natural gas increase significantly, BFC's finding and development costs also could increase.

Dependence on Exploratory Drilling Activities

BFC's revenues, operating results and future rate of growth are partially dependent upon the success of its exploratory drilling program. Exploratory drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Despite the use of 2-D and 3-D seismic data and other advanced technologies, exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, 2-D and 3-D seismic data and other advanced technologies only assist geoscientists in identifying subsurface structures and do not enable the interpreter to know whether hydrocarbons are in fact present in those structures. In addition, the use of 2-D and 3-D seismic data and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and BPC could incur losses as a result of such expenditures. BFC's future drilling activities may not be successful. There can be no assurance that BFC's overall drilling success rate or its drilling success rate for activity within a particular region will not decline. Unsuccessful drilling activities could have a material adverse effect on BFC's business, results of operations and financial condition.
BFC may not have any option or lease rights in potential drilling locations it identifies. Although BFC has identified numerous potential drilling locations, there can be no assurance that they will ever be leased or drilled or that oil or natural gas will be produced from these or any other potential drilling locations. In addition, drilling locations initially may be identified through a number of methods, some of which do not include interpretation of 3-D or other seismic data. Actual drilling results are likely to vary from such expected results and such variance may be material.

Uncertainty of Estimates of Oil and Natural Gas Reserves

The Business Plan contains estimates of BFC's proved oil and natural gas reserves and the estimated future net revenues therefrom based upon BFC's own estimates or on Reserve Reports that rely upon various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those estimated by BFC or contained in the Reserve Reports. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in the Business Plan. BFC's properties also may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, BFC's proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and natural gas prices, mechanical difficulties, government regulation and other factors, many of which are beyond BFC's control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to BFC's reserves likely will vary from the estimates used, and such variances may be material.

The present value of future net revenues referred to in the Business Plan should not be construed as the current market value of the estimated oil and natural gas reserves attributable to BFC's properties. The estimated discounted future net cash flows from proved reserves generally are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by oil and natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties.

Marketability of Production and Price Volatility Risks

The marketability of BFC's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. BFC delivers over 90% of the natural gas it produces through gas gathering systems and gas pipelines that it does not own. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect BFC's ability to produce and market its oil and natural gas. Any dramatic change in market factors could have a material adverse effect on BFC's business, financial condition and results of operations.

Natural gas and oil are both commodities that have a high degree of price volatility. BFC's production is geographically removed from major pricing points and so the gas produced has basis and overall price risk. While BFC actively hedges a portion of its production, that portion of BFC's cash flow which is unhedged is subject to rapidly changing market prices. Dramatic price decreases could have a material adverse impact on BFC's financial condition and results of operations.

Operating Hazards and Uninsured Risks

The oil and natural gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to BFC. The availability of a ready market for BFC's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines and trucking or terminal facilities. In addition, BFC may be liable for environmental damage caused by previous owners of property purchased and leased by BFC. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of BFC's properties. In accordance with customary industry practices, BFC maintains insurance against some, but not all, of such risks and losses. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on BFC's business, financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable. BFC participates in a number of its wells on a non-operated basis, which may limit BFC's ability to control the risks associated with oil and natural gas operations.

Competition

BFC operates in the highly competitive area of oil and natural gas exploration, exploitation, acquisition and production. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and natural gas production, as well as in seeking to acquire the equipment and expertise necessary to operate and develop those properties, BFC will face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to BFC. Such companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than BFC's financial or human resources permit.

Technological Changes

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As others use or develop new technologies, BFC may be placed at a competitive disadvantage, and competitive pressures may force BFC to implement such new technologies at substantial costs. In addition, BFC's competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before BFC. There can be no assurance that BFC will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by BFC or implemented in the future may become obsolete.
In such cases, BFC's business, financial condition and results of operations could be materially adversely affected. If BFC is unable to utilize the most advanced commercially available technology, its business, financial condition and results of operations could be materially and adversely affected.

Governmental Regulation and Environmental Matters

Oil and natural gas operations are subject to various federal, state and local government laws and regulations which may be changed from time to time in response to economic or political conditions.
Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, spacing of wells, unitization and pooling of properties, environmental protection and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. BFC will also be subject to changing and extensive tax laws, the effects of which cannot be predicted. The development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of oil, natural gas or pollutants into the air, soil or water may give rise to significant liabilities on the part of BFC to the government and third parties and may result in the assessment of civil or criminal penalties or require BFC to incur substantial costs of remediation. Legal requirements frequently are changed and subject to interpretation, and BFC is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. No assurance can be given that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect BFC's business, results of operations and financial condition.

                              POWER GENERATION

1.   Electric Power Generation

Electric Power Project Ownership

The Company's power generation related assets include the Company's ownership interest in two operating cogeneration facilities and one project under construction. These include:

     BPC, through BNC, a wholly owned subsidiary, owns:

     - a 50% interest in the 85MW NCA#1 facility located approximately 15 miles northeast of Las Vegas, Nevada, which provides power under a long-term power purchase agreement with Nevada Power Company (NPC)

     BPC owns:

     -  a 100% interest in the Kyocera Cogeneration facility
        (Kyocera), a 3.2 MW inside-the-fence cogeneration facility in San Diego, California

     BPC, through BPS, owns:

     - a 51% interest in CONAV, a Mexican corporation, which owns a 4.0 MW inside-the-fence cogeneration project under construction in Navojoa, Sonora, Mexico.

Operations and Maintenance Services

BPS is an operations and maintenance provider which operates the NCA#1 and NCA#2 cogeneration facilities in Nevada, and manages the operation of the Kyocera cogeneration facility in San Diego, California. BPS has experience with a wide variety of power generation technologies and equipment. BPS focuses on optimizing revenue to the facility owner without compromising the safety of the personnel, the public, the environment or the equipment.

2.   Power Generation Goals

The Company intends to more than double net generating capacity and net income from power generation to the corporation by the end of the year 2002, and to manage the Company's assets to maximize value and cash flow with an emphasis on building shareholder value.

BPC intends to invest cash flow from the Company's assets and additional capital into a portfolio of power generation projects.
BPC expects to increase generating assets from 92.2MWs gross
(47.7 MWs Net) at the end of 1998 to 152.2 MWs gross (107.7 MWs net) in 2002. The success of this strategy will be demonstrated by the growth of the Company's cash flow and earnings over time. BPS's goal is to provide operations or oversight for the facilities owned by the Company as well as growth of the operations company through the addition of O & M contracts from outside parties. BPS intends to add one new O & M contract from a non-affiliated party by the end of 1999 and one contract per year thereafter.

3.   Industry History and Analysis

History

Facilities for the generation of electric power in the United States have historically been constructed, financed, owned and operated by utilities, and utilities still own and control most of the U.S. installed generating capacity, although with the advent of deregulation into the electrical industry, many utilities are currently divesting some of their generating assets. In response to the energy crisis of the mid-1970's, Congress enacted the Public Utilities Regulatory Policy Act (PURPA) to promote the development of alternative energy and cogeneration technologies, thereby reducing the United States' dependence on foreign oil and gas.

Under PURPA, public utilities purchase electricity from "qualifying facilities" (QFs) at a price determined with reference to the utilities' "avoided cost." Avoided cost is the incremental cost a utility would have to pay for electric energy which, but for the purchase from the QF, such utility would generate or purchase from another source. The Federal Energy Regulatory Commission (FERC) administers PURPA, but the actual setting of rates based on avoided cost is the responsibility of state public utility commissions. These rates vary from jurisdiction to jurisdiction.

The alternative energy industry grew rapidly in the 1980's and early 1990's. Electric utilities became active participants in the industry through wholly owned subsidiary companies in the project development business and joint ventures with other developers, equipment manufacturers or other non-utility parties. FERC has proposed changes to the definition of "avoided cost" which, under some circumstances, could reduce the rates paid to QFs.
Additionally, certain state public utility commissions have instituted competitive bidding procedures for new power supplies.
As a result of these factors, margins on power sales for new projects have narrowed, reducing growth in the industry, and resulting in consolidation among developers.

Analysis

During the last three years, significant changes have occurred in the independent power industry in the United States and worldwide. U.S. independent power development reached a low in terms of contracts signed and projects entering construction in 1995 when only 1.8 gigawatt hours (Gwh) of independent power capacity came on-line in the U.S. A number of factors, including a surplus of power, pending deregulation and the lack of availability of long-term power purchase agreements, made independent power development less attractive and less active in the United States. Because of the downturn, the backlog of projects under development has decreased dramatically from 1994. This slow down is expected to continue through, at least, the year 2000.

The independent power industry is an industry in transition. The industry has seen the merger and/or consolidation of many of the participants in the energy business in the recent past. Some former participants have gone out of business and many large corporations involved in other areas of the energy business (i.e. major gas producers) have become involved and/or have merged with other participants. Some companies have announced plans to build large merchant plants, capable of producing 300-500 MWs of power at strategic locations throughout the United States and major world population centers. It is expected that the power from these merchant plants will be sold into existing markets on a competitive price basis.

The anticipated changes in the market, including open access, have created an expectation of lower prices for electricity in states where open access is being discussed. As of yet, this expectation has not been realized by the consumer. In many of the markets where open access is being reviewed, utility commissions are discussing adding a stranded investment cost recovery element to the total cost of electricity in the form of a surcharge which will be added to transmission of electricity from the supplier to the ultimate end user. This surcharge or tariff is expected to last three to five years and will diminish the ultimate benefit of lower prices received by the purchaser of low cost power. This may create an opportunity in areas where open access has not yet been implemented for the construction of inside-the-fence projects at industries that have a high thermal energy use along with high electrical usage. These small inside-the-fence projects are an ideal market upon which the Company intends to focus. The downturn of activity in the United States has created an interest in foreign countries from many U.S. developers. Much attention has been focused on Latin America. In its Latin America Energy Outlook 1996 , DRI/McGraw-Hill has projected a doubling of Latin America's total energy demand from 1995 to 2020 which would translate into an increase in the region's total generating capacity from 190 gigawatts (GW) to 365 GW over the 25 year period. Brazil, Mexico and Argentina are expected to account for 75% of the region's average annual increase in electric demand making these countries the most attractive targets for private sector investment.

4.   The Target Market

The Company intends to focus initial development activities within Mexico and the United States because of opportunities within these countries that fit within the Company's expertise. The Company, through its BPS subsidiary, is involved as majority owner of a project under development in Mexico. This project has led to the identification of a number of other opportunities that the Company intends to pursue in the near future. BPS employs a development director for Mexico and plans to hire at least one additional professional and one engineer to support these activities.

Between 1985 and 1995, electric power generation in Mexico increased at an average annual rate of 5.3 %. Between 1995 and 2004, demand for electricity is expected to average 4.7% growth each year. Total sales of electric power are expected to increase from 114,813 Gwh in 1995 to 176,480 Gwh by 2004, a 54% increase. The strongest demand for electricity is expected to be in the industrial sector, increasing at an average annual rate of 5.6% from 1995 to 2003 - from 62,429 Gwh in 1995 to 103,945 Gwh in 2004. In all, 9,031 MW of
capacity additions will be required for the Comision Federal de Electricidad (CFE), the national electrical utility which provides electric service for most of the country, to keep pace with expected demand and to replace or refurbish aging equipment. This represents 28.6% of the current total installed capacity in the country of 31,524 MW. Also, use of industrial cogeneration should increase. Comision Nacional para el Ahorro de Energia (CONAE) has identified 1,700 industrial sites with a realistic cogeneration potential of 3,500 to 6,500 MW. These potential projects are primarily in the chemical, textiles, and glass industries. Currently, most installed cogeneration systems are less than 25 MW.

The Mexican regulatory process is much less restrictive than the regulatory process in the United States. This is particularly true for areas away from the major industrialized cities, such as Mexico City. Permits for cogeneration facilities under 25 MWs are approved by the local and state governmental agencies and do not require an extensive review by CFE. These permits can generally be obtained in less than a year. Because of these factors and the large number of opportunities for development of small cogeneration projects in Mexico, the Company intends to focus development efforts on projects under 25 MWs.

The Company believes that opportunities exist to participate in development activities within the United States on a limited basis. BPC expects to have the capital resources to carry out a small project from a greenfield development stage through completion of contracting, project finance and on to successful operation. BPC expects to mitigate risk in any one project by partnering with other companies in this effort.

5.     Strategy

The Company?s business strategy is to maximize the value of existing assets and cash flow, while looking for new development opportunities within Mexico and the United States. The initial development effort will focus on inside-the-fence cogeneration projects of less than 25 MW. The Company intends to do this through the following:

     - Maximize Value of Existing Facilities. The Company actively participates in the management of the NCA#1 facility. BNC, through the members of the management committee, strives to reduce expenses through careful budget review and implementation of cost control programs. The management committee provides review and control of operation and maintenance costs along with approval of major maintenance and capital improvement expenditures. The management
        committee provides review and directional input on such
        issues as Power Purchase Contract management, fuel supply management and project finance and debt service issues.
        The management committee is also involved in monitoring monthly operating information and budgetary performance
        reports to identify   opportunities to increase operating
        income. By actively participating in the management of the project, the Company is able to ensure that performance of the facility is enhanced and that contract provisions are met.


     - Project Development. Development efforts will primarily focus on projects in both Mexico and the United States.
        The Company believes that opportunities exist in Mexico and the United States in areas with high energy costs for the development of inside-the-fence projects where both thermal energy and electrical energy will be sold to the energy user. BPS is currently developing a cogeneration project in Navojoa, Mexico and has its development manager exploring additional development opportunities in Mexico.

        The Company's initial expenditures directed toward project development are expected to be $400,000 in the second half of 1998 and increasing thereafter until they are projected to reach $1,200,000 in the year 2002. Development efforts in 1998 are being conducted through BPS and are included in their budget. Equity requirements for projects under development are in addition to these amounts and will continue throughout the development cycle. As projects are identified and initial development completed, additional capital from cash flows will be dedicated for project construction.

        The project currently being developed by the Company in Navojoa, Mexico is under construction and expected to come on-line in the second quarter of 1998. The Company also intends to develop one additional project in the 1998/2000 time frame with at least one additional 10 to 25 MW project each year in 2001 and 2002. For budgeting purposes, revenue projections are based on the Company owning and retaining an interest of between 51% to 100% in each of these projects.

        Over the next three to five years, the primary focus for the Company will be to develop the projects identified in Mexico, to continue to identify other areas where the best development opportunities exist, and begin the process of securing the necessary contracts and permits. The Company intends to retain an interest in projects that meet the Company's goal of an expected internal rate of return of above 15% for projects in the United States and 25% to 30% for projects in Mexico, with appropriate upward adjustments for projects with unusual circumstances or in the early stages of development. BPC believes that by maintaining an interest in the projects it develops, it can increase its project base as well as provide for recurring income from ongoing projects.

6.   Development

Representatives of the Company are involved in negotiations on several projects in Mexico. Several presentations have been made and further discussions are being held. AT THIS POINT IN TIME,

NO FORMAL AGREEMENTS HAVE BEEN SIGNED AND THERE CAN BE NO GUARANTY OR ASSURANCE THAT ANY AGREEMENTS WILL BE SIGNED.

This section should be read in conjunction with Table 1(c) " Reorganized Power Cash Sources", and Table 1(d) "Reorganized Power Cash Uses" found on page 6 of this document. Table 1(c) shows the expected cash from existing power projects and includes fees to BPS for operation of the existing NCA#1, NCA#2 and Kyocera projects, along with the projected income and fees from future projects. These tables are to be read in conjunction with Tables 2(c) and 2(d) contained in the Appendix of this document. The new business category included in the tables is based upon the possible development of the following three projects:

Project No. 1 is a 25MW cogeneration facility located in northern Sonora, Mexico. The Company is in negotiations with the owners and developers of a new and advanced industrial park coupled with a bonded customs facility that is currently under construction. The park already has agreements with tenants and is scheduled to grow. Given the advantages of the modern facilities in place, it is a desirable location. The company is working directly with the owners of the park. The project involves producing electric power for the tenants of the industrial park. The possibility exists for wheeling power to other customers in the area. A presentation for the combined-cycle cogeneration facility was made in March 1998 to the owners and was well received. Arrangements are being made to conduct site surveys and negotiate working agreements between the parties. The assumptions used in the financial section included in the Appendix to this document are for a 25MW cogeneration facility developed in 1998 with construction of the facility taking place in 1999 and on-line operation beginning the first quarter of 2000. The project will feature a gas turbine and a steam turbine generator. The project will be financed with 50 percent debt and 50 percent equity. Power will be provided to the customer at a discount from the rate charged by CFE, the national electric utility.

Project No. 2 is a 10MW back-pressure turbine similar to the current CONAV facility located at the CECSO Project. Development of the project could take place during 1999 with construction scheduled for the year 2000. The project could come on-line in the first quarter of 2001.

Project No. 3 is a 25MW combined-cycle cogeneration facility similar to Project No. 1. The same financial assumptions apply and the same model was used for this project. The Company has had discussions with a number of host facilities with demands of this size.

THERE CAN BE NO GUARANTEE THAT ANY OF THESE PROJECTS WILL BE CONSTRUCTED OR THAT THE BOARD OF DIRECTORS WILL APPROVE THE COMPANY'S PURSUIT OF THE THREE DESCRIBED PROJECTS. Management of the Company believes that there are currently opportunities for these and similar projects in Mexico and will continue, during the remainder of 1998, to explore the potential for developing such projects. Several other project sites have been identified and negotiations with various parties are advancing.

7.   The Competition.

The independent power industry is highly competitive. The competition ranges from major developers with the largest being Edison Mission Energy, with 5,446 MWs in equity ownership in early 1997, down to small developers with less than 5 MWs of ownership.

The top 25 independent power companies by net project ownership, include many international companies. Many of the competitors are large or established companies with larger staffs and greater capital resources than the Company.

U.S. and Canadian developers still dominate the industry with approximately 51.3% of the total finance equity followed by Asian companies with 24.1% and European companies with 22.7% and others with 1.9%. The top 25 independent power companies range in ownership from 5,446 MWs to 1,045 MWs under control.

There are currently 35 independent power developers active in Mexico with other independent power developers active in other Latin
American and Caribbean countries.

The current trend is for companies interested in developing larger projects in the U.S. and Latin America to form consortiums and either to submit bids in response to RFPs submitted by the countries or to build merchant plants for utilization in the United States.

BPC plans to distinguish itself from its competition by concentrating on projects under 25 MWs which do not require the same intensive bidding and approval process as do the larger projects. Because of the demand for power currently existing in Mexico, CFE has been cooperative with the construction of small inside-the-fence projects that supplement CFE's power production capabilities in particular areas and also help alleviate their need for added capacity.

The major barriers to entry into the independent power industry are the high capital costs involved in construction of power production facilities, the long lead-time and the costs associated with development activities, and the need for local knowledge in the areas where development opportunities are being pursued.

If the Company experiences success in the development of small-scale projects in Mexico, then other individuals or companies will likely enter the market. Currently, equipment manufactures provide the primary competition in Mexico for small-scale facilities and their primary goal is to build and transfer ownership of the facility, which doesn't offer the customer the same long term commitment as the Company's philosophy of build, own and operate or build, lease and operate.

BPC's initial focus has been on producing electricity utilizing
reconditioned, used equipment.   The price of new equipment has
become very competitive over the past few years and may make it feasible to incorporate new equipment into new project development. Where feasible, new equipment will be utilized. In applications where the use of new equipment is not feasible, reconditioned equipment may be used. Reconditioning generation equipment is a thriving business in the United States. The generation fleet in the United States is on average 20 years old, which lends itself to being replaced with newer, more state-of-the-art equipment, thus further increasing the availability of used equipment. Reconditioned equipment is less expensive and is as dependable as new equipment for the type of application the Company is pursuing in Mexico. Older, smaller equipment is generally less efficient than newer, larger equipment and therefore has a higher cost per installed kwh than larger equipment. The lower initial capital costs of used equipment offsets the higher operating costs inherent with smaller cogeneration facilities which may make used equipment more attractive, and therefore more profitable in small-scale applications.

On projects that have facility performance guarantee requirements the decision has to be made whether to utilize refurbished equipment or new equipment. With new equipment the performance guarantees can be passed on, and assured by, the equipment supplier. This is not always possible with refurbished equipment. If the election is made to utilize refurbished equipment the Company assumes a worst case performance scenario in the economic model to offset the potential risks that can not be passed on to the equipment supplier. On the CONAV project, as an example, costs associated with delayed start-up were built into the model at the beginning. This reduced the potential of creating large negative impacts to the economic model from start up delays.

8.	Power Generation Assets

The power generation and operating assets of the Company are shown on Table 3, "Power Generation Asset Schedule" and include the following:

                                  Table 3
                   Power Generation Asset Schedule

NAME        ON LINE DATE/        PURCHASER        FUEL TYPE         REVENUE       INCOME         DIVIDENDS     NOTES
            TERM OF              OF               SUPPLIER          ($000)        ($000)         TO BPC
            CONTRACT             ELECTRICITY/     TERM                                           ($000)
                                 THERMAL
NCA#1       ON LINE: 6/18/92     NEVADA POWER     NATURAL GAS       '95 41,748    '95 4,439(1)   '95 1,440     (1)Net Income-
                                 CO.              28.5% TEPI 20 yr                                             NCA#1
            30 Year Term                          33.7% TNGI 15 yr  '96 45,593(1) '96 6,758(1&2) '96 6,880(1)
                                 GEORGIA PACIFIC  27.0% CNG 15 yr                                              (2)Includes One-Time
                                 (Wallboard)      10.8% Celsius     '97 42,511(2) '97 7,804(1)   '97 3,150(2)  Revenue from
                                                  15 yr                                                        Arbitration Settle.
                                                                                                               and Reductions in
                                                                                                               Reserve Accounts

KYOCERA     ON LINE  3/23/89     Elec to Kyocera  NATURAL GAS       '95 1,510     '95 326(3)     CASH FLOW     (3)Net Income from
            Ten Year Primary     America & SDG&E  100% SDG&E                                                   Project before Income
            (Ten Year Extension                   Month-to-Month    '96 1,706     '96 234(3)     '95 507       Taxes
            Under Negotiation)   Thermal to                                                      '96 333
                                 Kyocera America                    '97 1,713     '97 (167)      '97 394

CONAV       ON LINE EARLY-98     CELULOSA         #6 FUEL OIL                                                  '98 is First Year of
            5 Year Term +        Purchases        Supplied by Host                                             Project Operation
            5 Year Extension     Electricity &                                                                 Est. on-line date
                                 Steam                                                                         2nd Qtr. 98

                                                 O&M Contract Schedule

NCA#1 O&M   ON LINE 6/18/92      SEE NCA #1 ABOVE                   '95 1,974     '95 590(4)                   Contract has a Price
                                                                                                               Re-opener After Ten
            30 Year Term                                            '96 2,111     '96 573(4)                   Years

                                                                    '97 2,074     '97 636                      (4)Incentive &
                                                                                                               Operation Fee

NCA#2 O&M   ON LINE 2/1/93       NPC Purchases                      '95 1,936(4)  '95 552(4)                   Contract has a Price
                                 Electricity                                                                   Re-opener After Ten
            30 Year Term                                            '96 2,039(4)  '96 528(4)                   Years
                                 PABCO Purchases
                                 Thermal                            '97 2,055     '97 621                      (4)Incentive &
                                                                                                               Operation Fee

                                                                  Page 38

Bonneville Nevada Corporation

Bonneville Nevada Corporation (BNC) was incorporated as a wholly owned subsidiary of BPC in Nevada in December of 1988. BNC was formed to hold an interest in power generation assets related to the 85 megawatt Garnet Valley facility (NCA #1) of which BNC owns 50%. The other 50% interest is owned by Texaco Clark County Cogeneration Company (TCCCC), a wholly owned subsidiary of Texaco, Inc.

NCA#1, also known as the Garnet Valley Facility, is a combined cycle, gas fired cogeneration facility located near Las Vegas, Nevada consisting of three General Electric LM 2500 aeroderivative gas turbine generator sets with heat recovery steam generators (HRSG), a 30 megawatt General Electric condensing steam turbine generator set, and an absorption chiller. The project is a Qualifying Facility under the Public Utility Regulatory Policies Act. The facility supplies thermal energy, in the form of exhaust gas from the gas turbines and chilled water, under a 30 year Heat Purchase Agreement with Georgia Pacific's (GP) wallboard manufacturing facility located on adjacent property. The net electrical output is delivered to Nevada Power Company (NPC) under a 30 year Power Purchase Agreement
(PPA). The agreement provides for sale of 85 MW in a base load operation mode. NCA#1 is also paid for the thermal energy provided to GP.

The NCA #1 cogeneration facility is part of the "baseload" resource mix for NPC. The NCA #1 operating strategy is to operate at 85 MW (the contract capacity) in all available hours that provide payment for energy and capacity. The plant was built with an excess margin of capacity due to the requirement to be able to deliver 85 MW under the worst conditions (120oF ambient in Las Vegas), and has the capacity to deliver an additional 5 to 10 MW during more favorable (cooler) conditions.

During late 1994 and 1995, NPC curtailed purchases of electrical power from NCA#1. In July of 1995, NCA#1 together with NCA#2 filed a Demand for Arbitration and Statement of Claims with the Las Vegas office of the American Arbitration Association (AAA) seeking redress for the NPC curtailments during 1994-1995. Arbitration hearings were held and an Interim Arbitration Award was issued. The award established a guideline for trigger points to be utilized in determining the level of future curtailments. Subsequently, the parties entered into a Settlement and Release Agreement wherein NCA#1 was awarded $829,920 for improper curtailments during the designated period. Electric generation revenues have increased due to this Settlement and Release Agreement because the new curtailment trigger points established in the settlement resulted in lower levels of curtailment than were experienced in 1995. In 1996, NCA #1 experienced significantly lower levels of curtailment from NPC. There were no curtailments of NCA#1 in 1997.

NCA#1 has recently completed renegotiation of the Power Purchase Agreement with NPC. The renegotiations resulted in an amendment to the Power Purchase Agreement that reduces the overall cost of power to NPC and eliminates uncompensated curtailment from the contract. The amendment provides that, under mutual agreement, NPC and NCA#1 can elect to displace a portion of NCA#1's production for a price that is acceptable to both parties. The parties would agree upon a dollar rate, production amount and length of time for displacement, based on the economics at the time. These displacement agreements are expected to occur in such times when the electrical power market is experiencing low demand and the fuel gas spot market prices are higher than the NCA#1 contract prices. NCA#1 will also sell any unneeded fuel gas at the high prices that exist at the time in the spot gas market.
The settlement agreement includes a provision for the sale of excess energy to NPC under mutual agreement at market rates.

Under the current Power Purchase Agreement, NCA#1 is paid the Qualifying Facility Short-term tariff rate for any electricity transmitted to NPC over 85 MW. Currently, the tariff rate is $17.80/MWH for summer on-peak deliveries and $13.80/MWH in all other periods. At the current fuel gas prices, it is uneconomical to produce excess energy. With the new provision that will allow for the pricing of excess energy at market rates, it is projected that NCA#1 may be able to economically produce excess energy at times in the future. The amendment has been approved by the consortium of banks providing financing for the facility, executed by the parties and submitted to the Public Utility Commission of Nevada (PUCN), which must approve the amendment before it will become effective.
A hearing on the amendment has been held. The amendment is now scheduled to come before the Commission for consideration at their next regularly scheduled commission meeting. Management believes that the amendment, if approved, will increase the value of the facility. The amendment will replace the curtailment trigger points established in the earlier settlement. Management expects to continue to focus efforts to decrease costs and increase revenue and income from the NCA #1 project.

Active participation in the management of the NCA#1 facility has created the following improvements in the operation of the facility:


     - Maintenance costs have been lowered and therefore, net revenues are higher than projected.

     - Project debt has been restructured to allow for lower interest rates and a partial release of controlled reserve accounts to the partners.

     - Successful negotiations with NPC have led to the initiation of a Displacement Agreement that has allowed capture of the "spark spread" arbitrage. This has resulted in increased profits to both NPC and NCA#1.

     - Successful negotiations with NPC have led to the renegotiation of the Power Purchase Agreement. If approved by the PUCN, the new agreement will eliminate the financial risk of curtailment.

Kyocera.

The Kyocera Cogeneration Facility, located in San Diego, California, has been in commercial operation since 1989. The Company owns 100% of this debt-free project. The project is a 3.2 megawatt facility consisting of four 800 kilowatt Caterpillar lean burn reciprocating internal combustion engines, four exhaust heat recovery silencers, two 400 ton absorption chillers, one 650 ton centrifugal chiller and associated equipment, and a small photovoltaic system mounted on the roof of the Kyocera facility. Kyocera is an inside-the-fence cogeneration facility that sells all of its thermal energy in the form of chilled water and a major portion of its electricity to the host facility, Kyocera America, Inc., (KAI) for use in its microchip packaging manufacturing process. The facility is paid for electricity and chilled water as supplied to KAI pursuant to the Energy Supply Agreement (ESA) which has an initial term of 10 years and an option for a 10-year extension. The initial 10-year term of the ESA expires on March 31, 1999. Negotiations with KAI to extend the contract and possibly expand the facility are currently underway. The facility also has the ability, through a Standard Offer 1agreement, to sell excess electricity to San Diego Gas & Electric (SDG&E).

QF status currently provides the facility with a natural gas transportation tariff price advantage from SDG&E on the intrastate delivery portion of the natural gas fuel consumed by the project.

The Kyocera Cogeneration Facility is a load follow facility with excess electricity being sold to SDG&E during periods when it is economical to do so. Historically, the project generated electricity to meet the full demand requirements of Kyocera America. However, recent growth of the host facility has caused Kyocera's demand to exceed the cogeneration facility supply capabilities and, the facility now operates in a baseload mode with excess host electrical demand being supplied by SDG&E.

Discussions, regarding possible expansion of the cogeneration facility to meet Kyocera's additional demand, started in early 1997. Kyocera projects that by the year 2000 production will increase by 100%, which, coupled with efficiency improvements, equates to at least a 50% increase in electrical and thermal energy requirements. The Company and Kyocera entered into a Business Agreement in August of 1997 whereby both parties mutually agreed to investigate possible expansion of the cogeneration facility. In March of 1998, the Company presented an expansion proposal consisting of six options based on Kyocera's criteria of 50% and 100% energy demand increases. The options met the criteria with two designs based on reciprocating engines and one design based on a gas turbine duplicated at the 50% and 100% energy demand levels. Kyocera is expected to complete technical review of the proposal by late
April 1998, after which Kyocera will make a business decision that could culminate in a new, 15 to 20 year, Energy Service Agreement created around expansion of the cogeneration facility.

CONAV

The Company, through its wholly owned subsidiary, Bonneville
Pacific Services, is the majority owner (51%) of Cogeneracion de Navojoa, S.A. e C.V. (CONAV), a Mexican corporation which owns a small, inside-the-fence, cogeneration project currently under construction at a recycled paper and cardboard manufacturing facility owned by Celulosa y Corrugados de Sonora, S.A. de C.V. (CECSO), near Navojoa, Sonora, Mexico. The project is expected to begin commercial operation in the second quarter of 1998. BPS, along with American and Italian individuals unaffiliated with the Company, are jointly developing the project. The project primarily features re-conditioned equipment which will be owned and operated by CONAV under a lease/purchase arrangement with CECSO. All of the power and thermal energy produced by the project will be used in the adjacent recycled paper and cardboard manufacturing company. The project design features a 100,000 pound per hour heavy fuel fired package boiler, originally manufactured in 1969 by Combustion Engineering, and a 1971 4.5 megawatt Franco Tosi (Westinghouse licensee) back
pressure steam turbine that has never been placed in service.   The
steam produced by the package boiler will be used by the turbine to generate close to 100% of CECSO's electrical requirements. The steam will then be used in the paper and cardboard production process. Projected rates of return for the project are expected to be in the mid to high 20's. Revenues are generated by the lease/purchase agreement between CONAV and CECSO and comprise both fixed rents (purchase price installments) and variable rents based on a 21% discount when compared to the rate charged for power supplied by CFE, the national utility. The CONAV project is designed to be a load follow facility based on the steam demand from CECSO during normal operation.

BPS has entered into a loan agreement for the benefit of CONAV, and only for the benefit of CONAV, under which BPS has agreed to loan up to $1,000,000 to the other shareholders of CONAV. Pursuant to the terms of the loan agreement, proceeds of the loan can only be used for construction of the facility. The note bears an interest rate of 9% per annum, and is to be repaid from project cash flow distributions attributable to the other shareholders. The loan is secured by the revenue stream from the project and through an assignment of the affected shareholder's interest.

Electric generation revenues from the project are expected to increase over time due to two factors: 1) the current rate for electricity in Mexico is partially subsidized by the government so that it reflects trends in the international price for power and is predicted to increase at over 5% per year for the next three years, and 2) CECSO paper and cardboard production is predicted to increase by 37% over the next five years which will increase the demand for steam. Incremental steam produced to meet increased process steam demands will result in more steam being available for generation of power and increased power sales to CECSO from CONAV.

CONAV has a three-member management committee. Clark Mower, President of BPC and Todd Witwer, President of BPS represent the interests of BPS. Robin Gaeta, the third member of the committee, represents the interest of Mrs. Vera Gaeta. Ciro Andreozzi, a representative of the Italian owners, serves as an alternate. The management committee currently meets once per month for project construction review and other corporate issues. This schedule will continue after operation begins.

The lease/purchase agreement with CECSO shifts most of the operation and maintenance cost and responsibilities to CECSO with CONAV being responsible for operation and maintenance of only the steam turbine generator and associated accessories and oversight of the entire plant. CECSO has responsibility for boiler and water treatment operation and maintenance and for providing fuel, which is the largest variable operating cost.

Bonneville Pacific Services Company, Inc. - Operations

Bonneville Pacific Services Company, Inc. (BPS) provides operation and maintenance related services. BPS's experience is very diverse with previous involvement in hydroelectric, cogeneration, biomass, wind, geothermal, steam turbine generator sets, gas turbine frame and aeroderivative generator sets, reciprocating internal combustion engine generator sets, hot water/steam single and multi-pressure waste heat unfired and supplementally-fired boilers, fired aux-boilers, aqua ammonia absorption refrigeration systems, chillers, selective/non-selective catalytic reduction systems, distributive control systems and water treatment systems.

BPS's heritage as an operator of projects owned by BPC has allowed BPS the unique ability to instill in its staff an owner-operator philosophy which is simply stated, "optimize net revenue to the project owner, without jeopardizing the safety of the personnel. the public, the environment or the equipment". BPS focuses on maximizing returns to the project owners as a measure of its success and BPS has maintained that focus with its third party operation and maintenance agreements.

BPS operates two 85 MW combined-cycle cogeneration facilities in Nevada (NCA#1 and NCA#2) and manages the operation of a 3.2 MW cogeneration facility at Kyocera America, Inc. in San Diego, California. Prior to BPC filing for protection under Chapter 11 of the U.S. Bankruptcy Code, BPS provided the operation, maintenance and/or management of 30 of the facilities in which BPC was involved. These projects ranged in size from small hydroelectric facilities to the 85 MW NCA cogeneration facilities. In the operation, maintenance and management of these facilities, BPS employed over 60 full time personnel in four states.

BPS has a history of developing and maintaining specialized in-house technical expertise, which provides significant cost savings to each of the projects BPS operates. All BPS operational personnel are cross-trained, allowing them to provide maintenance support during emergencies and scheduled overhauls. Because of this cross-training, overhauls at hydroelectric, frame and reciprocating engine installations have been handled with in-house personnel, avoiding the need to contract with third parties for these services. BPS managed the reconditioning and executed the change-out of a 40 MW steam turbine with in-house personnel, again avoiding the additional cost of outside contract services. BPS has computerized programs that are tailored to meet and exceed recommendations of equipment suppliers, engineers and prudent industry practices. These programs are considered to be "real time" tools that are continually refined to suit conditions unique to each plant and its location.

BPS' personnel at advanced aeroderivative gas turbine facilities, such as NCA, are provided with continuing on-site and classroom training. This gives BPS the unique ability to operate, trouble shoot and maintain the complex distributive control systems of the modern cogeneration facilities. BPS has employees that have received specialized training which allows BPS to perform both hot section and compressor work without involving outside technicians.

The NCA facilities were built with water conservation as a priority, which mandated that BPS also develop specialized in-house water treatment skills not usually found in modern combined cycle cogeneration facilities. The benefits of skilled personnel are realized both in-house and in BPS' ability to provide trouble shooting and consulting services to other facilities.

The NCA#1 and NCA#2 facilities provide BPS with a steady revenue stream from 30-year term operation and maintenance agreements.
These agreements have provisions for renegotiation of the operating fee after 10 years. BPS has a history of strong performance at these facilities with average reliability factors for the last four years of 98.5% and 99.6% respectively for the NCA#1 and NCA#2 facilities. The long term operation and maintenance agreements are structured with limited risk and liability to BPS. BPS is assured of recovery of all onsite payroll-related costs. Profits in addition to onsite costs are based on a subordinated $260,000 per project per year operating fee with annual adjustments for Consumer Price Index changes. Incentives under the contracts are based on exceeding a 90% peak capacity factor. Such incentives allow BPS to earn an additional bonus in excess of $345,000 per year at each facility.
The performance of the facilities indicates that fee subordination should not be an issue and, on the average, above mid-range incentives will be achievable. Incentives received for the last three years have averaged $359,824 per year at each facility.

Substantially all revenue for BPS is provided from the contracts with the two NCA facilities. While these contracts provide for assured recovery of all onsite payroll-related costs, fees received in excess of out-of-pocket costs are subordinated to project debt service, taxes and insurance. Loss of these contracts, or substantial changes to the terms of the power sale agreement, or a change in ownership of BPS, could have a substantial impact on BPS revenues.

BPS's business strategy is to provide growth with additional contracts through its traditional field of power generation and to utilize its experience base in other fields. BPS will implement this strategy in the following ways.

BPS's long-term plan is to continue to work with BPC to provide the synergy of working on a project through every phase, from development through operation and maintenance. This provides BPC with the hedge of low cost support via an operation and maintenance group that maintains a broad economic focus which is driven by the projects bottom line.

BPS believes that the current wave of de-regulation sweeping the power generation industry, could create a market for inside-the-fence cogeneration units. BPS, therefore, foresees advantages in the alliance BPS has created with the operator of the Kyocera facility, Generator Power Systems Inc. (GPS). GPS is the Waukesha dealer for the San Diego area and DMT dealer for the state of California. GPS's primary market is reciprocating engine power production equipment sales and service, with a particular interest in inside-he-fence micro cogeneration facilities. This relationship was the basis for GPS and BPS's involvement in the CONAV project and is a part of the Kyocera expansion study, along with other development opportunities in the San Diego area that BPS is investigating.

BPS has a formal alliance with Instalaciones TEP, S.A. De C.V. (TEPSA) which has an office in Mexico City, Mexico. TEPSA provides support to BPS' Director of Business Development for new project development in Latin America. TEPSA's primary business is construction and provides development support through locating potential development opportunities in Mexico and conducting initial site visits and surveys, which is the basis for several of the current project under development in the Mexico City area.

The value of BPS will be significantly diminished if it is separated from the parent company. The NCA#1 and NCA#2 Operation and Maintenance Agreements both contain provisions for replacement of the operator (BPS) if "there is a substantial change in the ownership of the operator. This clause refers only to a change in the ownership of the operator, and not to a change in ownership of the parent company...".

BPS plans to actively pursue requests for proposal within the power generation industry for operation and maintenance services. As BPS gains continued financial strength and with the resolution of BPC's bankruptcy, BPS expects to compete in the turnkey operation and maintenance market. Turnkey operation and maintenance agreements typically contain more risk, which requires financial strength. However, these agreements bring with them the possibility for larger profit margins.

9.   Risk Factors

Forward-Looking Statements

Readers are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Business Plan and the Disclosure Statement. Although current management believes that the assumptions underlying the forward-looking statements contained in this Business Plan, the Disclosure Statement or the Plan are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation by the Debtor, the Estate, the Trustee, the Trustee's Professionals, the Reorganized Debtor, current management or any other person that the objectives and goals of the Reorganized Debtor as described in this Business Plan will be achieved.

Power Project Development and Acquisition Risks

The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, BPC must generally obtain power and/or steam sales agreements, environmental and governmental permits and approvals, fuel supply and transportation agreements, sufficient equity capital and debt financing, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that BPC will be successful in doing so. In addition, project development is subject to certain environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although BPC may attempt to minimize the financial risks in the development of a project by securing a favorable long-term power sales agreement, entering into power marketing transactions, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require BPC to expend significant sums for project development, preliminary engineering, permitting and legal and other expenses before it can be determined whether a project is feasible, economically attractive or financable. If BPC were unable to complete the development of a facility, it would generally not be able to recover its investment in such a facility.

The process for obtaining initial environmental, site and other governmental permits and approvals is complicated and lengthy, often taking more than two to three years, and is subject to significant uncertainties. As a result of competition, it may be difficult to obtain a power sales agreement for a proposed project, and the prices offered in new power sales agreements for both electric capacity and energy may be less than the prices in prior agreements.

BPC believes that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, BPC is likely to confront significant competition for acquisition opportunities. In addition, there can be no assurance that BPC will continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, that BPC will be able to consummate such acquisitions.

Capital Requirements

Each power generation facility acquired or developed by BPC will require substantial capital investment. BPC's ability to arrange financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry and BPC, the continued success of BPC's current facilities, and provisions of tax and securities laws that are conducive to raising capital. There can be no assurance that financing for new facilities will be obtained by BPC or be available to BPC on acceptable terms in the future. In addition, there can be no assurance that all required governmental permits and approvals for BPC's new or acquired facilities will be obtained, that BPC will be able to obtain favorable power sales agreements and adequate financing, or that BPC will be successful in the development of power generation facilities in the future.

The limited availability of cash to meet equity requirements for projects will limit the size and scope of projects and opportunities the Company can reasonably consider.

BPC has, in the past, guaranteed certain obligations of its subsidiaries and other affiliates. There can be no assurance that, in respect of any financings of facilities in the future, lenders or lessors will not require BPC to guarantee the indebtedness of such future facilities, rendering BPC's general corporate funds vulnerable in the event of a default by such facility or related subsidiary.

Competition

The power generation industry is characterized by intense competition, and BPC encounters competition from utilities, industrial companies and other power producers. Many of these companies have substantially greater resources and/or access to the capital required to fund such activities than BPC. In recent years, there has been increasing competition in an effort to obtain new power sales agreements, and this competition has contributed to a reduction in electricity prices. In this regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. This competition adversely affects the ability of BPC to obtain power sales agreements and the price paid for
electricity.   There also is increasing competition between electric
utilities. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure.

Government Regulation

BPC's activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While BPC believes that it has obtained the requisite approvals for its existing operations and that its business is operated in accordance with applicable laws, BPC remains subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to BPC that may have an adverse effect on BPC's business or results of operations, nor can there be any assurance that BPC will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to retrofit existing facilities or to obtain permits for new facilities and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

Restructuring of the Domestic Electric Utility Industry

In an obvious attempt toward the deregulation of the United States electric utility industry, Congress has considered or is considering legislation that could either repeal or materially amend the Public Utility Regulatory Policies Act of 1978 ("PURPA") or the Public Utility Holding Company Act of 1935 ("PUHCA"). Simultaneously, the Federal Energy Regulatory Commission ("FERC") as well as many state legislatures and public utility commissions, including California and Nevada, are currently implementing or studying the potential deregulation of the electric power industry. It is clear that the regulation of the electric utility industry is in a state of flux.
It is unclear what measures will be ultimately adopted and their affect upon BPC. However, the following trends should be noted.

First, BPC's historical business operations were highly dependent upon provisions of PURPA which sanctioned and encouraged the sale of electrical power by independent power producers to regulated utilities. Any material modifications or the repeal of PURPA could materially alter BPC's competitive advantage and future business strategies.

Second, proposed modifications to PUHCA could permit independent power producers and vertically integrated utilities to acquire retail utilities, and their associated transmission systems, without geographic limitations which have been a cornerstone of the PUHCA legislation. In theory, this could allow power producers to transmit and sell their power (i.e., free access to wheeling) to retail markets throughout the country thereby dramatically increasing competition. If, and to what extent deregulation occurs, BPC may be required to compete with larger, vertically integrated power producers on an increasing basis.

Third, in light of lower energy costs anticipated to accompany deregulation, retail utility companies are seeking ways to lower their energy costs by attempting to curtail, terminate or abandon high price facilities and long term supply contracts. Such actions may be with the tacit encouragement of applicable public service commissions which seek to pass on reduced power costs to their ratepayers. Simultaneously, publicly held utilities are seeking to maintain market share and profit margins for their stockholders.
An example of this trend was the attempt of Nevada Power Company ("NPC") in 1995 and 1996 to curtail production from qualified facilities in NPC's service area including the NCA#1 and NCA#2 projects based upon NPC's long term power purchase agreements with these qualified facilities. While management does not believe NPC's efforts were successful, current management has recognized that such market pressures will only increase in the future and is attempting to take appropriate steps to minimize their impact upon existing long term contracts.

In summary, while the final impact of industry trends toward deregulation cannot be predicted with confidence, it is clear that deregulation will generally lead toward lower energy costs, smaller profit margins and will favor highly capitalized vertically integrated power producers. This may provide additional incentive for foreign development. BPC's ability to compete in a deregulated industry cannot be predicted at this time.

Energy Price Fluctuations and Natural Gas

Power purchase agreements with utilities typically contain price provisions which are, in part, linked to the utilities' cost of generating electricity. In addition, BPC's fuel supply prices may be fixed in some cases or may be linked to fluctuations in energy prices. In some cases there may be a period of time where project costs and revenues become unlinked due to regulatory delay. These circumstances can result in high volatility in gross margins and reduced operating income, either of which could have an adverse effect on BPC's results of operations.

International Investments

Independent power development in Mexico is a new industry and is subject to ongoing regulatory change. Development of projects in Mexico is subject to risks and uncertainties relating to the political, social and economic structures of Mexico, potential changes to the current regulations, fluctuations of inflation, currency valuation, currency inconvertibility, expropriation and
confiscatory taxation.   While current management is not aware of any
regulatory changes in process that would adversely affect the development activity that BPC currently expects to undertake, there can be no guaranty that this climate will continue to exist. Another risk is the high rate of inflation that has been ongoing in Mexico for some time. While inflation for 1995 and 1996 ranged between 20% - 25%, inflation rates were under 16% for 1997. As a hedge against inflation, BPC intends to immediately convert all cash flow from pesos into dollars. Arrangements to make these exchanges have been completed with Mexican banks. An additional hedge against inflation is that, while there is some lag behind inflation and the price per kilowatt hour charged by CFE for power, the price per kilowatt hour generally follows the inflationary trend and is increasing at similar rates and provides a natural hedge for inflation. There can, however, be no assurance that this trend will continue in the future. In the past, CFE rates for certain sectors have been subsidized. It is CFE's stated goal to remove subsidies in the next three year period thereby creating a natural rise in the price per kilowatt hour charged for power as subsidies are removed and market rate levels are sought. There can be no assurance that prices will continue to increase, and a decrease in rates charged by CFE would result in a corresponding decrease in the revenue from the project. In negotiating additional contracts BPC will attempt to negotiate payment in U.S. dollars instead of in pesos. Where that is not possible, pesos will be converted into U.S. dollars as soon as they are received. Another area of risk is the exchange rate risk. In addition to rapid inflation, and primarily as a result of that inflation, exchange rates from pesos to dollars have been increasing since 1995 when the peso went through a massive devaluation. While BPC believes that efforts to develop additional power projects in Mexico will be successful, there can be no assurance that any additional projects will be completed.

                                                                  Page. 48

Start-Up Risks

The commencement of operation of a newly constructed power plant involves many risks, including start-up problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain of these risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing
obligations and may operate at a loss.   A default under such a
financing obligation could result in BPC losing its interest in such power generation facility.

In addition, power sales agreements, which are typically entered into with a utility or user early in the development phase of a project, often enable the utility or user to terminate such agreement, or to retain security posted as liquidated damages, in the event that a project fails to achieve commercial operation or certain operating levels by specified dates or fails to make certain specified payments. In the event such a termination right is exercised, a project may not commence generating revenues, the default provisions in a financing agreement may be triggered (rendering such debt immediately due and payable) and the project may be rendered insolvent as a result.

General Operating Risks and Environmental Matters

The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. Although BPC's facilities, and future facilities will, contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility from performing under applicable power or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses, and, as a result, the entity owning such power generation facility may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in BPC losing its interest in such power generation facility.

Discharges of pollutants into the air, soil or water may give rise to significant liabilities on the part of BPC to the government and third parties and may result in the assessment of civil or criminal penalties or require BPC to incur substantial costs of remediation and which could have a material adverse effect on BPC's results of operations.

Impact of Curtailment

Power and steam sales agreements contain curtailment provisions pursuant to which the purchasers of energy or steam are entitled to reduce the number of hours of energy or amount of steam purchased thereunder. Curtailment provisions are customary in power and steam
sales agreements.   There can be no assurance that BPC will not
experience curtailment. In the event of such curtailment, BPC's results of operations may be materially adversely affected.

Dependence on Third Parties

The nature of BPC's power generation facilities is such that each facility generally relies on one power or steam sales agreement with a single electric customer for substantially all, if not all, of such facility's revenue over the life of the project. The power and steam sales agreements are generally long-term agreements, covering the sale of electricity or steam for initial terms of 20 or 30 years. However, the loss of any one power or steam sales agreement with any of these customers could have a material adverse effect on BPC's results of operations. In addition, any material failure by any customer to fulfill its obligations under a power or steam sales agreement could have a material adverse effect on the cash flow available to BPC and, as a result, on BPC's results of operations.

Furthermore, each power generation facility may depend on a single or limited number of entities to purchase thermal energy, or to supply or transport natural gas to such facility. The failure of any one customer, steam host, gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a power project's qualifying status under PURPA regulations and on BPC's business and results of operations.

                                 APPENDIX

     THIS BUSINESS PLAN IS PREPARED BY THE CURRENT MANAGEMENT OF THE DEBTOR OR ITS OPERATING SUBSIDIARIES. THE BUSINESS PLAN REFLECTS THE TYPE OF FUTURE BUSINESS FOR THE REORGANIZED DEBTOR THAT WOULD BE OPERATED IF CONDITIONS REMAIN UNCHANGED AND IF CURRENT MANAGEMENT WERE TO DIRECT THE FUTURE BUSINESS OPERATION OF THE REORGANIZED DEBTOR. HOWEVER, THE REORGANIZED DEBTOR'S FUTURE BUSINESS OPERATION IS TO BE DIRECTED BY AN INDEPENDENT BOARD OF DIRECTORS. ACCORDINGLY, SUCH INDEPENDENT BOARD, IN THE EXERCISE OF ITS BUSINESS JUDGMENT, MAY CHOOSE NOT TO FOLLOW THE RECOMMENDATIONS OF CURRENT MANAGEMENT AND THEREFORE THE FUTURE BUSINESS OPERATIONS OF THE REORGANIZED DEBTOR MAY DIFFER SIGNIFICANTLY FROM THE FUTURE BUSINESS OPERATIONS DISCUSSED IN THIS BUSINESS PLAN

                         Table 2 here.
          Historical View of Sources and Uses of Cash

                         Table 2a here
               Projected Sources and Uses of Cash

                                  Table 2(b)
                     Reorganized Oil & Gas Cash Sources

                   1998         1999         2000        2001        2002
Existing Oil & Gas $2,265,318   $2,037,150     $812,082    $689,187     $581,134
Future Oil & Gas    1,203,296    2,437,321    3,972,098   5,443,231    7,201,297

Borrowing             400,000            0    1,734,435   2,110,056    2,462,126
                      -------            -    ---------   ---------    ---------
TOTAL              $3,868,614   $4,474,471   $6,518,615  $8,242,474  $10,244,557
                   ==========   ==========   ==========  ==========  ===========

                                  Table 2(c)
                       Reorganized Power Cash Sources

                   1998         1999         2000        2001        2002
Existing Power     $4,622,099   $5,180,033   $5,617,079  $5,709,292  $6,193,155

Future Power          216,143      340,845    1,537,052   3,262,448   4,868,463

Borrowing                   0            0            0           0           0
                            -            -            -           -           -
TOTAL              $4,838,242   $5,520,878   $7,154,131  $8,971,740  $11,061,618
                   ==========   ==========   ==========  ==========  ===========

                                  Table 2(d)
                                     TOTAL
                   Reorganized Oil & Gas and Power Cash Sources

                  1998        1999          2000        2001        2002
Existing Total    $6,887,417  $7,217,183    $6,429,161   $6,394,479   $6,774,289

Future Total       1,419,439   2,778,166     5,509,150    8,708,679   12,069,760

Borrowing Total      400,000           0     1,734,435    2,110,056    2,462,126

Settlements        3,750,000           0             0            0            0
                   ---------           -             -            -            -
TOTAL            $12,456,856  $9,995,349   $13,702,746  $17,213,214  $21,306,175
                 ===========  ==========   ===========  ===========  ===========

                             PROJECT ASSUMPTIONS

Project #1
----------------------------------------------------------------------
     Size:              25.3 MW Net
     Type:              Combined Cycle
     Debt:              50%
     Interest Rate:     9.5%
     Financing Period:  15 Years
     On-Line Date:      3rd Quarter 2000
     Fuel Type:         Natural Gas

Project #2
----------------------------------------------------------------------
     Size:              10 MW
     Type:              Back Pressure Steam Turbine
     Debt:              50%
     Interest Rate:     9.5%
     Financing Period:  7 Years
     On-Line Date:      3rd Quarter 2001
     Fuel Type:         #6 Heavy Fuel

Project #3
----------------------------------------------------------------------
     Size:              25.3MW Net
     Type:              Combined Cycle
     Debt:              50%
     Interest Rate:     9.5%
     Financing Period:  15 Years
     On-Line Date:      3rd Quarter 2002
     Fuel Type:         Natural Gas

                            CORPORATE ENTITIES

BFC Bonneville Fuels Corporation (BFC), a Colorado corporation, is a wholly owned subsidiary of BPC.
             BFC is an oil and gas producer. BFC's wholly owned subsidiaries include BFMgt, BFO and CGC.

BFMgt Bonneville Fuels Management Corporation (BFMgt), a Utah corporation, is a wholly owned subsidiary of BFC. BFMgt provides energy related management services with a focus on gas and electric sales, supply and consulting services to a variety of customers.

BFO Bonneville Fuels Operating Corporation (BFO), a Utah corporation, is a wholly owned subsidiary of BFC. BFO is currently inactive.

BNC Bonneville Nevada Corporation (BNC), a Nevada corporation, is a wholly owned subsidiary of BPC. BNC is a general partner of NCA#1 and owns a 50% interest in the NCA #1 power generation facility.

BPS          Bonneville Pacific Services Company, Inc. (BPS), an
             Idaho corporation, is a wholly owned subsidiary of BPC. BPS operates and maintains power generation facilities.

BPC Bonneville Pacific Corporation (BPC), a Delaware corporation, is the intended holding company.

CGC Colorado Gas Gathering (CGC), a Utah corporation, is a wholly owned subsidiary of BFC. CGC is the owner of a small gas gathering system in Colorado that gathers gas produced by BFC and others.

CONAV Cogeneracion de Navojoa, S.A. de C.V. (CONAV), a Mexican corporation, owns a 4.0 MW cogeneration project under construction near Navojoa, Sonora Mexico. BPS owns 51% of CONAV.

Kyocera Kyocera (Kyocera) is a 3.2 MW power generation facility that is 100% owned directly by BPC. Upon reorganization, BPC intends to transfer its ownership to Kyocera Cogeneration, Inc., a wholly owned subsidiary, which will be formed for that specific purpose.

NCA #1 Nevada Cogeneration Associates #1 (NCA#1), a Utah General Partnership, is the owner of an 85 MW power generation facility located near Las Vegas, Nevada which sells power to NPC. This facility is operated by BPS. NCA#1 is sometimes referred to as the Garnet Valley facility. The partners in NCA#1 are BNC and a subsidiary of Texaco (TCCCC). Each partner owns a 50% interest.

NCA #2 Nevada Cogeneration Associates #2 (NCA#2), a Utah General Partnership, is the owner of an 85 MW "sister" facility to NCA #1 located near Las Vegas, Nevada.
             NCA#2 was developed by Bonneville and Texaco and is owned 50% by a Texaco Subsidiary and 50% by a Destec subsidiary. This facility is operated by BPS. NCA#2 is sometimes referred to as the Black Mountain facility.

NPC Nevada Power Company (NPC) is a Nevada public utility which purchases power from the NCA #1 and NCA#2 power generation facilities under long-term power purchase agreements. NPC is not affiliated with BPC.

                                DEFINITIONS

As used in this document, the following terms have the following specific meanings.

Bbl means barrel.

Bcf means billion cubic feet.

Bcfe means billion cubic feet equivalent.

Behind pipe is a well that has been drilled, but not completed in an additional productive zone.

BLM is Bureau of Land Management.

BTU is the quantity of heat required to raise the temperature of one pound of water by 1 degree Fahrenheit.

Capital expenditures means all costs associated with exploratory and drilling, leasehold acquisitions, land costs and related expenditures, costs of construction, equipment costs, legal and other contract costs, construction loan fees and capitalized interest, and all other costs related to the completion of a well or other project.

Capital expenditure budget means an estimate prepared by management for the total expenditures anticipated to be incurred during the subject time period. This amount can deviate or fluctuate due to the time of drilling of wells, environmental considerations, acquisition of key fee, state and federal leases, and gas and oil prices.

Development well is a well drilled as an additional well to the same horizon or horizons as other producing wells on a prospect, or a well drilled on a spacing unit adjacent to a spacing unit with an existing well capable of commercial production and which is intended to extend the proven limits of a prospect.

Exploratory well is a well drilled to find commercially productive hydrocarbons in an unproved area, or to extend significantly a known prospect.

Farm-in is an assignment by the owner of a working interest in a gas and oil lease of the working interest, or a portion thereof, to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary working interest in the lease. The assignee is said to have "farmed-in" the acreage.

Farm-out is an assignment to another party of an interest in a drilling location and related acreage conditional upon the drilling of a well on that location.

FERC  means Federal Energy Regulatory Commission.

G & G means geology and geophysical.

Greenfield means beginning the development of a project from the "ground up". It begins with the idea for a project and then proceeds to securing a location and obtaining all of the necessary permits and contracts to allow for successful completion of the project.

Gross gas and oil wells or gross acres are the number of wells or acres in which BFC has an interest.

Inside-the-fence means that the net energy (electric and/or thermal) produced by the facility is sold directly to the consumer(s)
     (customers) facility which is either integrally connected or adjacent to the power or cogeneration facility.

MBbl means thousand barrels.

MMBtu means million British thermal units.

Mcf means thousand cubic feet.

Mcfe means thousand cubic feet equivalent.

Mmcf means million cubic feet.

MMcfe means million cubic feet equivalent.

MTI - Mid Texas intermediate crude oil.

Natural Gas Equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that one barrel of oil is referred to as six
     Mcf of natural gas equivalent of "Mcfe".

Natural Gas Volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit, unless otherwise indicated in this document.

Net gas and oil wells or "net" acres are determined by multiplying
     "gross" wells or acres by BFC's working interest in those wells or acres.

NOL is Net Operating Loss.

NYMEX is the New York Mercantile Exchange.


P & A is plug and abandon which is the procedure of permanently closing the wellbore, eliminating surface equipment and reclaiming the surface surrounding a wellbore.

Present Value of Estimated Future Net Revenues means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

PURPA means Public Utility Regulatory Policies Act.

QF means Qualifying Facility under PURPA.

Reserves means natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved developed behind-pipe-reserves" includes those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Reserve replacement cost means the cost to BFC of additions to BFC's reserve base divided by the aggregate costs of developing or acquiring those additional reserves.

SEC PV 10 is the method, as defined by the Securities and Exchange
     Commission's regulation S-X, for determining the present value of proven oil and gas reserves using a 10 percent discount rate.

Working interest in a gas and oil lease is an interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production of any hydrocarbons covered by the lease. A working interest in a gas and oil lease also entitles its owner to a proportionate interest in any well located on the lands covered by the lease, subject to all royalties, overriding royalties and other burdens, to all costs and expenses of exploration, development and operation of any well located on the lease, and to all risks in connection therewith.

WTI - Prices for West Texas intermediate crude oil

                                CLARK M. MOWER

BUSINESS EXPERIENCE

President/Chief Executive Officer - Bonneville Pacific Corporation ( January 1992 to Present)

     Following Bonneville Pacific's filing for protection under Chapter 11 of the Bankruptcy Code in December of 1991,
     Mr. Mower was recommended by financial advisors to the Board of Directors of Bonneville Pacific Corporation and selected by the Board to assume the office of President and Chief Executive Officer of the financially troubled company.

     After June of 1992, Mr. Mower has been in constant communication with and has reported directly to the Trustee, Mr. Roger
     G. Segal. As President and CEO, Mr. Mower has been responsible for the day-to-day operations of the company. This includes coordination of the management committee and assignment of responsibilities as the company has been downsized. Mr. Mower has been responsible for providing advice to the Trustee as to the financial viability of each of the subsidiaries so that the Trustee could make decisions concerning the elimination of the non-profitable operations. The company is currently operating profitably. Mr. Mower has also been responsible for the re-negotiation of contracts and financing commitments and for banking coordination relating to the NCA#1 project during the Company's bankruptcy. Mr. Mower has had responsibility for budgetary control and coordination with the Trustee concerning the company operations.

Chairman - of the Board of Directors, or as the sole director, for the wholly owned subsidiaries of Bonneville Pacific Corporation, and serves on the Management Committee for NCA#1.

Vice President, Development, Bonneville Pacific Corporation
(October 1990 to January 1992)

     As the Vice President of Development, Mr. Mower was responsible for all Marketing and Development activities of the company.
     As the Vice President, Mr. Mower was responsible for identifying development opportunities and determining their financial viability. Once an opportunity had been identified Mr. Mower was responsible for overseeing project negotiations and permitting efforts. The Development Department included a staff of ten and also provided day-to-day management of the project through the development process. Mr. Mower had budgetary responsibility for an annual development department budget of $4,500,000 in addition to project budgets which totaled over $300,000,000.

Development Director - Bonneville Pacific Corporation
(November 1989 - September 1990)

     As the Development Director, Mr. Mower had responsibility for overseeing the development of several projects throughout the United States. Mr. Mower also had supervisory and training responsibility for junior level developers and their activities. During this period of time Mr. Mower also continued with primary development responsibility for several projects.

Development Manager - Bonneville Pacific Corporation
(August 1988 - October 1989)

     As a Development Manager Mr. Mower had responsibility for the development of several of the company's cogeneration projects and permitting and coordination responsibility on all hydro and geothermal projects. Mr. Mower was also responsible for acquisition, development and partial sale of a 20MW wood-fired project.

     Projects developed by or under Mr. Mower's direction at Bonneville include:

     Garnet Valley - 85 MW  Project, Las Vegas, Nevada (NCA#1)

          Final contract negotiations with the utility and thermal host, non-recourse financing and turnkey construction contract for this project and serves as the managing partner representative on the management committee. Led management team that renegotiated the power contracts to eliminate curtailment and led negotiations for refinancing.

     Black Mountain - 85 MW Project, Las Vegas, Nevada (NCA#2)

          Sister project to the Garnet Valley project. Performed similar functions prior to sale of project to Texaco. Also led management team that renegotiated the power contracts to eliminate curtailment and led negotiations for refinancing.

     SMUD - 132 MW  Project, Sacramento, California

          Site selection, bidding, contract negotiations and permitting coordination for the project. Entered into a joint development agreement of the project and later sold the project to the joint developer.

     Yuma Project  - 50 MW  Project, Yuma, Arizona

          Site selection, contract negotiations and permitting for the project. This was the first project to negotiate an out-of-state contract for power supply to a California study.

     Sheldon Springs Project - 52 MW  Project, Sheldon Springs, Vermont

          Prepared bid documents and negotiated the power purchase agreement and steam sales agreement with the thermal host. Acquired the site, re-zoned and subsequently subdivided the land parcel for a profit.

     Ryegate - 22 MW Woodwaste Project, East Ryegate, Vermont

          Acquired this project in the last stage of development. Negotiated the power purchase agreement and the turnkey project. Subsequently sold 75% of the project in two separate transactions resulting in a net gain of over four times the initial investment in the facility.

     Wailua Falls - 5 MW Hydro Project, Wailua, Kauai, Hawaii

          Negotiated land leases and local permitting for a two-unit site in Hawaii. Subsequently sold the project prior to commercial operation.

Senior Vice President/Chief Operating Officer, Director, Member of the 3 man Executive Committee - Bingham Engineering, Salt Lake City,
Utah   (July 1973 - July 1988)

     Prior to joining Bonneville Pacific, Mr. Mower served as Executive Vice President and Chief Operating Officer of Bingham Engineering Company. Mr. Mower was employed by Bingham and related companies for a period of 17 years. The bulk of Mr. Mower's experience was in the planning, development and permitting of power projects throughout the Continental United States and Hawaii, with special emphasis on project feasibility, permitting, governmental approvals and environmental concerns. Mr. Mower worked closely with city, county, state and federal agencies regarding the approval process for projects designed and engineered under his direction. Mr. Mower also appeared as a witness in, and conducted public hearings regarding projects that he has been involved in.

     At Bingham, Mr. Mower's duties included scoping of the issues involved, including involvement in and conducting of agency and public meetings and overall responsibility for the preparation and approval of the required environmental documents and agency permits. Mr. Mower has extensive experience with the Federal Energy Regulatory Commission (FERC) and the federal licensing process.

     While at Bingham Mr. Mower had responsibility for coordination, administration and project assignments to a staff of 35-50 individuals and management of the budgeting process. Mr. Mower also served as a member of the Board of Directors and the three man executive committee responsible for establishing and administering company policy.

Vice President - Business Manager, Director - National Cattle
Industries, Bountiful, Utah
(December 1970 - June 1973)

     At NCI Mr. Mower had responsibility for the marketing and business management functions of the corporation.

EDUCATION

     Attended University of Utah - Business and Accounting

                           STEVEN H. STEPANEK

BUSINESS EXPERIENCE

President/Board Member  - Bonneville Fuels Corporation
(1/94 to Present)
General Manager - Bonneville Fuels Corporation (12/91 to 12/93)

     Management of the overall gas and oil producing activities and energy marketing activities of an independent production company with $20 million in sales and $5 million of cash flow. Owned interests include over 300 wells of which 180 are operated which represent over 70% of the Company's reserve value. The gas marketing and energy management activity has sales and customers in Utah, Colorado, California and Arizona. Responsibilities include providing the owners with budgets, plans and recommendations to manage production, plans for capital expenditures and price risk mitigation over the planning horizon and implementation of those plans. Also responsible for providing management oversight to a 85MW cogeneration plant owned jointly by subsidiaries of Bonneville and Texaco as a member of a four person management committee.

Vice President - Marketing, Bonneville Fuels Corporation
(8/89 to 11/91)

     Designed and implemented fuel supply plans for cogeneration projects and other industrial natural gas users. Responsibilities included negotiating contracts for fuel supply, transportation on interstate and intrastate pipelines, and local distribution company lines. Results included negotiating multiple fuel supply contracts with 15 to 20 years gas purchases and the firm transportation contracts to deliver that gas. Additional duties included monitoring federal and state regulatory bodies and participating in the regulatory process through interventions and testimony before those bodies.

Industrial Account Executive - Minnegasco, a natural gas utility subsidiary of Arkla (7/88 to 8/89).

     Managed high volume and high load factor industrial accounts for this major mid-western gas utility. Responsibilities included negotiating gas sales contracts, coordinating the backup fuel (propane & oil) sales effort for the utility's non-regulated marketing affiliate, and arranging for the purchase and delivery of backup fuel supplies.

Director of Industrial Marketing - Mountain Fuel Supply Co., (natural gas utility serving Utah and Wyoming) subsidiary of Questar
Corporation (11/83 - 10/87)

     Managed the engineering and technical sales effort for the largest industrial and high load factor commercial customers of company. Involved understanding MFS's competitive position, the economics of alternate fuels and technologies, and federal and state regulations affecting the industry. The main thrust was: to find innovative ways for expanding systems to high volume users, to promote gas utilizing technologies such as cogeneration, oxy/gas burners, and gas/coke mixtures, and to serve existing large volume customers.

     Significant Accomplishments:

          Developed and implemented the system for transportation of customer owned gas.

          Extended service to a major ski resort area requiring a $1.4 million customer paid main line extension which accommodated a cogeneration project plus seven commercial and fifty residential customer additions.

          Extended service to a defense contractor requiring a $2.6 million customer paid main line and commitment to transport 700,000 decatherms annually for five years.

          Extended service to the state owned Great Salt Lake Pumping Project requiring a $2.1 million main line to serve three 1200 hp pumps.

          Contracted with and served five major new cogeneration projects in Utah and Colorado with a total of over 100MW of installed capacity.

Assistant Director of Industrial Marketing - Mountain Fuel Supply Co., (11/82 - 11/83)

     Dealt with existing customers, solicited new customer additions, prepared department budgets including revenue and volume projections, and allocated department workload.

Industrial Engineer - Mountain Fuel Supply Co., (3/81 - 11/82)

     Prepared capital budget and equipment leasing analysis, provided engineering analysis for the company's 2000 employees, and coordinated a business office quality circle. Major projects included: revision of the main and service line extension policy, evaluation of the ultimate lease/purchase of a telephone system projected to save $1.5 million over a five year period, development of lease rates for an eight story office building purchase by the company, and review of vendor proposals for meter reading route enhancement systems.

EDUCATION

     M.B.A. Degree - University of Utah (Graduated 1980)
     B.A. Industrial Engineering - University of Iowa (Graduated 1978)

PROFESSIONAL

Registered as a Professional Engineer (P.E.) since 1986.

Participated in the Pacific Coast Gas Association including sponsorship of the Industrial Sales Seminar (1986), and Chairmanship of the Market Services Section (1987).

Member of the American Institute of Industrial Engineers (AIIE)
1980 to 1987. Personal activities resulted in the national award for Chapter Development in 1983.

Member of the Independent Producers Association of the Mountain
States (IPAMS) Electric Deregulation Committee

Member and past president of the Utah Association of Industrial
Energy Users

                            TODD L. WITWER

BUSINESS EXPERIENCE

President/Board Member - Bonneville Pacific Services Co., Inc.
(1992 - Present)

     Responsible for business plan, development of new business opportunities, corporate policy, corporate philosophy and contract negotiations. Management responsibility for operation of three cogeneration facilities ranging in size from 3.2 to 85 MW. This includes corporate management of the staffs of three operating facilities and the corporate office staff of two people. Provide lead contact with the plant owners, lending institutions, electric utilities, fuel suppliers, purchasers of thermal energy, the owner's insurer and various licensing and regulatory authorities.

General Manager/Vice President - Bonneville Pacific Corporation
(1991 - 1992)

     Operational responsibility for six cogeneration facilities ranging in size from 9 to 85 MW. This included managing five Plant Managers, their operation and maintenance staffs consisting of 9 to 17 people per site, and the corporate staff of 3 people in the headquarters office. Provided lead contact with the plant owners, electric utilities, fuel suppliers, purchasers of thermal energy, the project Insurer and various licensing and regulatory authorities.

Manager - Technical Services - Bonneville Pacific Corporation
(1988 - 1991)

     Lead responsibilities for technical aspects of operation and maintenance activities of facilities managed, owned and/or operated by Bonneville Pacific Corporation (BPC) or any of its subsidiary companies.

     Monitor plant performance for efficiency, output, maintenance and conformance to all technical and regulatory requirements.

     Responsible for selection and/or development of systems necessary for monitoring and controlling all technical aspects of the plants.

     Actively involved in supporting the plant management department in procedure development, planning and scheduling, preventative and planned maintenance, performance improvement and cost control.

     Actively involved in supporting BPC Development and Engineering departments in plant design and equipment selection.

Other Assignments:

     Start-up Manager - Lehi Cogeneration Facility
     Acting Plant Manager - Lehi Cogeneration Facility
     Acting Plant Manager - American Atlas No. 1

     Planned and managed the technical aspects of replacing the steam turbine at American Atlas No. 1

Assistant to Western Region Projects/Hydro/Nuclear Service Manager, Lafayette, California Westinghouse Electric Corporation Power
Generation Service Division - (1986 - 1988)

     Planning and implementation of installation and maintenance contracts involving job management and/or craft labor work force. Implementation of repair service work for Westinghouse hydro, electric and nuclear plants in the Western Region of the United States.

Assistant to Western Region Projects Manager, Portland, Oregon
Westinghouse Electric Corporation - (1984 - 1986)

     Planning and implementation of installation and maintenance contracts involving job management and/or craft labor work force.

Lead Installation Engineer, Start-up Engineer, & Field Service Engineer Westinghouse Electric Corporation - (1977 - 1984)

     Lead Installation Engineer of the US Borax 49 MW Cogeneration Facility in Boron, CA

     Start-Up Engineer on 750 MW fossil fuel steam turbine generation plant for Montana Power Company in Colstrip, Montana.

     Field Service Engineer for maintenance contracts for various public utilities. Provided installation, upgrade and start-up of Southern California Edison Coolwater/Westinghouse 520 MW Pace Plant in Barstow, California.

EDUCATION

     B.S.  Mechanical Engineering, California State University -
     Chico   1977

PROFESSIONAL

     American Society of Mechanical Engineers
     Association of Energy Engineers

                                JAMES O. CABLE

BUSINESS EXPERIENCE

Vice President Operations/Board of Directors Member - Bonneville
Fuels Corporation (1995 to Present)

     Management of exploration, drilling, production, land, information and office functions

     Business planning and analysis at the corporate and operations level, including detail budgeting

     Reserve analysis and valuation

     Contributor to Bonneville Pacific business planning

Operations Manager/Engineering Manager - Bonneville Fuels Corporation
(1990-1994)

     Management of drilling, production, land, information and office
     Functions

     Engineering analysis of company reserves, production and development opportunities and implementation

     Acquisition analysis and integration into company operations

     Computer system development, maintenance and custom application programming

Manager of Operation - Avalon Energy Corporation (1987 - 1990)

     Management of production operations for 160 operated wells and associated field and office staff

     Management of 200 non-operated properties

     Gas contract administration

     Engineering analysis of reserves, economics, production

General Manager, Concise Oil and Gas Partnership - Quinoco Oil &
Gas Co. (1985 - 1987)

     Conceived, developed, and implemented the partnership to manage non-operated, non-strategic properties

     Set up business, i.e. business plan, bank accounts, policies, partnership, and staffing

     Wrote a network PC accounting system

     Implemented with 1300 properties, $20,000,000 asset value

Manager Reserves, Quinoco Oil and Gas Co.

     Reserve analysis of 3500 properties, sec, bank, and auditor reporting and liaison for 23 partnerships with 45,000 partners

     Various economic analysis of financing and partnership arrangements as well as corporate planning support

Senior Engineer - Energy Methods (merged into Quinoco) (1983 - 1985)

     Acquisition analysis, economics and evaluations

     Reserve analysis of properties and partnerships

     Daily operations management of New Mexico and west Texas

     Computer programming for partnership reserve analysis

Reservoir and Pipeline Engineer - Worldwide Energy Co. (1981 - 1983)

     Reservoir and reserves engineering for Worldwide Energy
     Properties

     Pipeline engineer for Central States Gas Co. with 350 gas wells, 600 miles of pipeline and compression

     Pipeline simulation and modeling of deliverability using sparse matrix programming

Pipeline Engineer - WestGas Co. (PSCo)  (1978 - 1981)

     Gathering and transmission system analysis, design and Installation

     Gathering system project engineer - roundup gas storage project

     Planning engineer for transmission system

     Pipeline and well deliverability computer modeling

Facilities Coordinator and Assistant Corporate Secretary - ISEP
Corporation (Crow Canyon and Cherry Creek Schools)  (1972 - 1976)

     Provided operations and maintenance of various school facilities

     Planned and built remote mobile home campus with electrical generation, potable water storage, and leach field system

     Provided transportation

EDUCATION

     B.S. Civil Engineering - University of Colorado (Graduated 1978)

PROFESSIONAL

     Member of the Society of Petroleum Engineers

     Member of the Institute of Electrical and Electronic Engineers

                        KURBY K. BENDER, CPA

BUSINESS EXPERIENCE

Controller - Bonneville Fuels Corporation (1990 to Present)

     Manage all accounting functions of a corporate group that operates approximately 180 wells in Colorado, New Mexico, and Utah, and owns an interest in approximately 160 non-operated wells. (BFC markets or manages its own gas and additional 3rd party gas totaling over 25,000 MMBTU/day to various 3rd party markets.) Designed internal systems to monitor pipeline imbalances and to track and resolve variances in nominations, received volumes, and paid volumes. Manage banking and audit relationships. Manage insurance coverage for all property and casualty requirements. Manage all corporate income tax issues. Involved in management of commodity price risk through use of future, options, and swaps. Supervise staff of four.
     Recently played key role in debt restructuring of company.

Financial Consultant - Euratex Corporation (1989 - 1990)

     Temporary engagement to assist in the financial restructuring of a public oil and gas exploration company. Managed all accounting and tax matters for the company. Updated all financial records after company had laid off entire accounting staff six months previous to my engagement. Prepared all workpapers for SEC audit. Designed and installed financial systems. Advised on fund raising plans related to new business ventures.

Controller/Tax Manager - General Royalty, Inc. (1987 - 1989)

     Managed all corporate and partnership accounting, tax and financial matters. Instrumental in the planning for and implementation of a multimillion dollar royalty acquisition program. Involved in the writing of the overall business plan, sales prospectus and marketing plan.

Controller/Tax Manager - Martin Oil Company  (1981 - 1986)

     Managed accounting and tax functions for privately owned oil company and its oil-field services subsidiaries. Maintained accounting records for company and subsidiaries during periods of extremely rapid growth and significant staffing shortages. Formulated banking and investment policy. Developed, analyzed and compiled financial data used to raise venture capital which was subsequently used for exploration and development of oil and gas wells in the western United States. Responsible for filing all state and federal tax returns.

Controller - Aurora Public School  (1976 - 1981)

     Directed all accounting functions for one of the largest school systems in the Rocky Mountain region. Designed and implemented computerized accounting system for $100 million/year business, resulting in first time ever line item budget accountability.

Certified Public Accountant - Leslie E. Whittemore and Company, CPA's Certified Public Accountant - Rhode, Titchenal and Scripter, CPA's (1972 - 1976)

EDUCATION

     B.B.A. in Accounting - University of Iowa  (Graduated 1978)
     Dale Carnegie - Effective Speaking and Human Relations

PROFESSIONAL

     American Institute of Certified Public Accountants
     Colorado Society of Certified Public Accountants
     COPAS - Colorado.  General Member and Secretary of Tax Committee

                         ROGER SWENSON

BUSINESS EXPERIENCE

Vice President of Energy Marketing - Bonneville Fuels Corporation
(1990 to Present)

     Responsibilities include:

          Sales and marketing of company owned production

          Hedging and price risk management services

          To initiate natural gas sales or management services with large natural gas end users

          Manage transportation for affiliated projects to minimize cost

          Power marketing positioning for future sales

          Develop fuel supply plans for cogeneration projects under development

     Achievements:

          Developed a marketing plan to capture high load factor, high margin accounts

          Initiated a sales program that built outside sales to over $9,000,000 per year

          Managed the transportation during the transition in California to utility brokered capacity for projects in Socal and PG&E territories

Senior Industrial Marketing Engineer - Mountain Fuel Supply Co.
(1984 to 1990)

     Responsibilities:

          To negotiate special service arrangements for non-traditional service

          Develop conditions related to sales and transportation
          Service

          Interact with existing or new customers concerning questions dealing with services or rates

          Promote the development of cogeneration in Mountain Fuel's territory

     Achievements:

          Responsible for the development of a special improvement district for financing a natural gas transmission line to serve the Snowbird cogeneration system and the town of Alta, Utah

          Established a discounted transportation rate that increased transportation volumes by 4,500,000 Dths in an eighteen month period.  Incremental revenue was approximately
          $2,000,000

          Successfully negotiated a gas transportation agreement with a major utility for volumes up to 20,000,000 Dths per year

Energy Management Coordinator - Murray City Power Company
(1983 to 1984)

     Responsibilities:

          Initiate energy conservation programs

          Analyze demand side power resource planning

          Establish energy management program for city buildings

EDUCATION

     M.S. Industrial Engineering, University of Utah, 1989
     B.S. Physics, University of Utah, 1982

PROFESSIONAL

     Member of the Utah Association of Industrial Energy Users

     On the Independent Producers Association of the Mountain States (IPAMS) Electric Deregulation Committee